UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A
REGULATION A OFFERING CIRCULAR
UNDER THE SECURITIES ACT OF 1933

DOCAMPUS INC.
OREGON

5305 River Rd North, Keizer, OR 97303
Phone: (971) 2001355 , Website: www.docampus.org

8200 (Primary Standard Industrial Classification Code Number)
83-2606528 (I.R.S. Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

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(I)

PRELIMINARY OFFERING CIRCULAR
Form 1-A

DOCAMPUS INC.

ADDRESS
Phone: (971) 2001355, Website: www.docampus.org

Best Efforts Offering of
5,000,000 Shares of Common Stock at $1.00 per Share

.	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per Share	$ 1.00	$ 0.15	$ 0.85	None
Total Minimum	$ 100.00	$ 15.00	$ 85.00	None
Total Maximum	$ 5,000,000.00	$ 750,000.00	$ 4,250,000	None

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. SEE “Risk Factors” BEGINNING ON PAGE 3 OF THIS OFFERING CIRCULAR.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission and the relevant state regulators, as necessary. This offering will close upon the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors. The Shares are being offered on a “best efforts” basis and the Company does not anticipate paying fees or commissions.

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(II)

DATE OF OFFERING CIRCULAR: [________________], 2019
THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMATOF DISCLOSURE UNDER REGULATION A

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF. INFORMATION CONTAINED IN THE PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

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(III)

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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(IV)

TABLE OF CONTENTS

ABOUT THIS OFFERING CIRCULAR	1
SUMMARY INFORMATION	1
RISK FACTORS	5
PLAN OF DISTRIBUTION	17
USE OF PROCEEDS TO ISSUER	18
DESCRIPTION OF BUSINESS	20
DESCRIPTION OF PROPERTY	36
MANAGEMENT´S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	40
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	42
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	43
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	44
SECURITIES BEING OFFERED	44
INDEX TO FINANCIAL STATEMENTS	A
INDEX TO EXHIBITS	i
SIGNATURES	ii

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(V)

ABOUT THIS OFFERING CIRCULAR

This Offering Circular describes the offer and sale by us of shares of our common stock pursuant to the exemption from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.

This Offering Circular speaks only as of the date hereof.

We will amend this Offering Circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended Offering Circular as part of an amendment to our Form 1-A, which we will file with the SEC, state regulators or other appropriate regulatory bodies. Our shares of common stock are not available for offer and sale to residents of every state.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular, together with Financial Statements, consists of total of approximately 64 pages.

Cautionary Statement Concerning Forward-Looking Statements

All statements other than statements of historical facts included in this Offering Circular are forward-looking statements. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” and similar expressions as they relate to docampus or its management are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” which begins on page 3, and elsewhere in this Offering Circular.

SUMMARY INFORMATION

IMPORTANT NOTICE TO INVESTORS

The following summary highlights information contained elsewhere in this Offering Circular relating to the offering herein (the “Offering”). This summary is not complete and does not contain all of the information that you should consider before investing in shares of common stock. You should carefully read the entire Offering Circular; especially the section concerning the risks associated with the investment in common stock, discussed under “Risk Factors.”

Unless we state otherwise the terms “we”, “us”, “our”, “Company”, “docampus”, ”docampus Inc.“, “management”, or similar terms collectively refer to docampus Inc., an Oregon corporation.

Some of the statements in this Offering Circular are forward-looking statements. See “About this Offering Circular—Cautionary Statement Concerning Forward-Looking Statements.”

THE COMPANY AND BUSINESS SUMMARY

The Company (docampus Inc.) has been in the start-up stage since inception and has no operations to date. Other than issuing shares to its original shareholder, the Company has never commenced any operational activities.

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The Company was incorporated in October 2018 in the State of Oregon. The Company is planning to enter into a pilot phase to prepare entry into the U.S. Market in close cooperation with its German portfolio company, DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH (“docampus GmbH”). docampus GmbH (docampus.de, docampus-dental.de, docampus-pharma.de, docampus-therapia.de) is the leading German search portal for continuing and advanced medical education (Continuing Medical Education) for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff.
We will enable healthcare practitioners in the U.S. and in Canada to improve their competency, address healthcare gaps in their field, translate innovations into practice, and enhance the quality of care patients receive.

Continuing Medical Education (CME) is ongoing education and retraining for licensed medical professionals to stay abreast of developments and new technologies, and to maintain or improve their practice competencies. Courses are typically taught by experts in particular fields or practice areas and can be delivered in a variety of formats and settings. Continuing Medical Education plays a critical role in medical research and healthcare as it bridges the gap between academic research and clinical practice. It provides healthcare practitioners with well-balanced, real-world information that is disease-oriented and aligned to patient needs and global healthcare trends.

Continuing Medical Education is currently obtained by attending conferences (local, regional, national, international), online courses, in-person training programmes, or reading and reviewing of scientific papers. Providing continuous medical education to health care professionals is a very costly undertaking

In order to be effective, CME content should be designed taking into account healthcare practitioners’ requirements and information-seeking behavior or preferences, patients’ needs, and current healthcare challenges and demands. We support our target docampus quickly and conveniently in their search for education and information offers in the confusing, highly fragmented, and large continuing education market. There is an increased understanding of the fact that CME content needs to be designed by considering healthcare practitioners and patient needs and current healthcare demands. Our community offers healthcare teams an array of resources to promote quality, safety, and the evolution of healthcare. docampus sees itself as a platform for high-tech crawler technology that searches, analyzes, and makes available to end customers (health pratitioners) over 95% of the offers available on the Internet.

Our standards reflect the values of our educator community and respond to the evolving healthcare environment. As a result, clinicians and teams can drive improvement in their practice and optimize the care, health, and wellness of their patients.

Users create their profiles on our platform and suitable events are displayed without any effort - they book directly. An administrative function also provides a feature for managing the continuing education points of staff.

We are an ideal partner for the online marketing strategies of pharmaceutical companies, medical technology companies and further companies within the health care sector, such as medical centers, hospitals and more. The geographic distribution and diversity of medical education providers means that clinicians and teams have access to education where they live and work that addresses local, national, and international healthcare priorities.

Problems to be addressed

-confusing and heterogenic medical education market
-multitude of different events hard to find online
-no option to search accurately and precisely online
-difficult orientation due to countless offers in different formats
-lack of regional offers
-lack of offers on associations’ websites in terms of events and congresses
-no official associations for therapists (logopedians, occupational therapists, physiotherapists)

Our value is simple to understand:

-quick, easy and unique search for relevant events
-high degree of accuracy with thesaurus of medical, dental, pharmaceutical and therapeutical terms docampus Inc. is planning to materialize the trends addressed above and bring its competence and experience to the U.S. and Canadian market.

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THE OFFERING

Securities offered by docampus Inc.
5,000,000 no par value shares of our common stock (the “Shares” or the “Securities”)

Offering price per share
Fixed price of $1.00 per Share for the duration of the Offering. The minimum investment is $100 for 100 Shares. Fractional shares will not be issued. Only round lots of 100 shares will be sold.

Number of Shares outstanding before the offering
As of March 31, 2019,  10,500,000 Shares are currently issued and outstanding.

Minimum number of Shares to be sold in this offering
None. The minimum investment is $100. Only even lots of 100 shares shall be sold.

Market for these securities
There is presently no public market for these Securities.

Use of proceeds
We intend that the proceeds from this Offering will be used to pay for offering expenses and thereafter for general corporate purposes.

Termination of the Offering
This Offering will close upon the earlier of (1) the sale of the maximum number of Shares offered hereby, (2) one year from the date this offering begins, or (3) a date prior to one year from the date this offering begins that is so determined by our Board of Directors.

High Degree of Risk

Given the nature of the industry in which we operate, and other factors, these securities carry a high degree of risk, and investors should be prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 3. The most significant risk factors are as follows:

Competition in our Industry is may be intense - We may face competition from other companies that are larger than we are and that have greater financial, marketing and other resources than we do. Some of these competitors may also have longer experience and more market recognition than we do.

Availability of Equipment and Staff - Our business and development activities are dependent on the availability of equipment and qualified staff in the particular areas where such activities are or will be conducted. Shortages of such equipment or staff may affect the availability of such equipment to us and may delay our business and development activities and result in lower production results.

Inadequacy of Funds - Gross offering proceeds of a maximum of $ 5,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plan; however, this cannot be assured.
Industry is subject to constant and rapid Changes - The market for medical education online search is relatively new and evolving, which makes our business and future prospects difficult to evaluate. It is difficult to predict customer demand for our solutions, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive services.

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Services may expose us to Liability - Our services involve certain significant risks of liability, which may substantially impact our finiancial situation. Our users utilize our platform for important aspects of their medical businesses, and any errors, defects, or disruptions in our platform, or other performance problems with our platform could harm our brand and reputation and may damage the businesses of users. We cannot predict the magnitude of these potential liabilities.

Development Stage Business – Docampus Inc. commenced operations in October 2018. The Company is in the early stage of development and must be considered a startup. As such, the Company is subject to many risks common to such enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. The market for medical education online search is relatively new and evolving, which makes our business and future prospects difficult to evaluate.

Change of Search Engines’ Methodologies - If internet search engines’ methodologies or other channels that we utilize to direct traffic to our website are modified, or our search result page rankings decline for other reasons, our user growth could decline. As a result, links to our website may not be prominent enough to drive sufficient traffic to our website, and we may not be able to influence the results.

Security Measures may be compromised - Consequently, our solutions may be perceived as not being secure. Our operations involve the storage and transmission of customer data or information, and security incidents may occur in the future, resulting in unauthorized access to, loss of or unauthorized disclosure of this information, regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair our sales and harm our business.

Fail to comply with Laws - We are subject to governmental regulation and other legal obligations, including those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business. We receive, store and process personal information and other data from and about customers, in addition to our employees and service providers. If our policies, procedures or measures relating to privacy, data protection, marketing, or customer communications fail to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions.

Dependence on Financing - If we do not raise sufficient working capital and continue to experience pre-operating losses, there will most likely be substantial doubt as to our ability to continue as a going concern. Revenue operations have not commenced because we have not raised the necessary capital.

Broker-Dealer Sales of Shares - The Shares are not listed for trading on any exchange, and there can be no assurances that the Shares will ultimately be listed for trading on any exchange. All U.S. exchanges and certain quotation systems require that a company be a reporting company with the Securities and Exchange Commission (the “SEC”) to be eligible for listing or quotation. We are not, and will not be after consummation of this Offering, a reporting company with the SEC.

Secondary Market - No application is currently being prepared for the Securities to be listed on an exchange or quoted on any OTC Markets tier. There can be no assurance that a liquid market for the Securities will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid.

Offering Price - The price of the Shares in this Offering has been arbitrarily established by our current management, considering such matters as the state of our business development, intellectual property, and the general condition of the industry in which we operate. The Offering price bears little relationship to the assets, net worth, or any other objective criteria.

Dividends - Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

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RISK FACTORS

Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and all of the information set forth in this Offering Circular before deciding to invest in our Shares. In connection with the forward-looking statements that appear in this Offering Circular, you should also carefully review the cautionary statement referred to under -About this Offering Circular Cautionary Statement Concerning Forward-Looking Statements-.

The Company´s limited history.

The Company is in the early stage of development and must be considered a start-up, however basing on the business development experience of the German portfolio company docampus GmbH since 2010. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations. The Company has limited financial resources, has not earned any revenue since commencing operations, has no source of operating cash flow and there is no assurance that additional funding will be available to it for further exploration and development of the Company's properties or to fulfill its obligations under any applicable agreements. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company´s sole property.

The market for medical education online search is relatively new and evolving, which makes our business and future prospects difficult to evaluate. It is difficult to predict customer demand for our solutions, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive services. We expect that we will continue to need intensive sales efforts to educate prospective customers about the uses and benefits of our medical education online search solutions.

The Company may face unanticipated increases in costs.

The Company currently does not have the necessary financing in place to support continuing losses from operations and these matters raise significant doubt about its ability to continue as a going concern. Investors should not invest any funds in the Offering unless they can afford to lose their entire investment. The Company´s business is a capital-intensive industry. The Company´s current and planned expenditures are subject to unexpected problems, costs and delays, and the economic results and the actual costs of these may differ significantly from the Company´s current estimates.

We are dependent on our medical education online search solutions, and the lack of continued adoption of our platform could cause our operating results to suffer.

We expect that we will be substantially dependent on our medical education online search solutions to generate revenue for the foreseeable future. As a result, our operating results could suffer due to:
-any decline in demand for our medical education online search solutions;
-the failure of our online search solution to achieve continued market acceptance;
-the market for medical education online search not continuing to grow, or growing more slowly than we expect;
-the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our online search solution;
-technological innovations or new standards that our online search solution does not address;
-changes in regulatory requirements.

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If the market for our medical education online search solution grows more slowly than anticipated or if demand for our medical education online search solution does not grow as quickly as anticipated, whether as a result of competition, pricing sensitivities, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environment, budgetary constraints of our customers or other factors, we may not be able to grow our revenue.

If, for any reason, the market for information technology services declines, including as a result of global economic conditions, automation, increased use of artificial intelligence, or otherwise, or if need for these services slows or businesses satisfy their needs for these services through alternative means, the growth in the number of users of our platform may slow or decline and as a result our revenue and business may be adversely impacted.

Errors, defects, or disruptions in our platform could diminish demand, adversely impact our financial results, and subject us to liability.

Our users utilize our platform for important aspects of their medical businesses, and any errors, defects, or disruptions in our platform, or other performance problems with our platform could harm our brand and reputation and may damage the businesses of users. We are also reliant on third-party software and infrastructure, including the infrastructure of the internet, to provide our platform. Any failure of or disruption to this software and infrastructure could also make our platform unavailable to our users. Our platform is constantly changing with new updates, which may contain undetected errors when first introduced or released. Any errors, defects, disruptions in service, or other performance or stability problems with our platform could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, our inability to timely and accurately maintain our financial records, inaccurate or delayed invoicing of clients, delay of payment to us or freelancers, or claims by users for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help resolve the issue. Accordingly, any errors, defects, or disruptions in our platform could adversely impact our brand and reputation, revenue, and operating results.

We designed our system infrastructure and procure and own or lease the computer hardware used for our services. Design and mechanical errors, spikes in usage volume and failure to follow system protocols and procedures could cause our systems to fail, resulting in interruptions in our medical education online search solutions. Any interruptions or delays in our service, whether or not caused by our services, whether as a result of third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability and cause us to issue credits or cause customers to fail to renew their subscriptions, any of which could adversely affect our business.

Our security measures may in the future be, compromised. Consequently, our solutions may be perceived as not being secure.

Our operations involve the storage and transmission of customer data or information, and security incidents may occur in the future, resulting in unauthorized access to, loss of or unauthorized disclosure of this information, regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair our sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services have been and are expected to continue to be targeted. Despite significant efforts to create security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation could be damaged, our business may be harmed and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access or to compromise our systems because they change frequently and are generally not detected until after an incident has occurred. Concerns regarding data privacy and security may cause some of our customers to stop using our solutions. This discontinuance in use or failure to renew could substantially harm our business, operating results and growth prospects. Further, as we rely on third-party and public-cloud infrastructure, we will depend in part on third-party security measures to protect against unauthorized access, cyberattacks and the mishandling of customer data. In addition, failures to meet customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers and grow our business. In addition, a cybersecurity event could result in significant increases in costs, including costs for remediating the effects of such an event, lost revenues due to decrease in customer trust and network downtime, increases in insurance coverage due to cybersecurity incidents and damages to our reputation because of any such incident.

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Our ability to succeed depends on our ability to grow our business and achieve profitability

The introduction of new services and expansion of our distribution channels will contribute significantly to our operational results, and expand our distribution in order to maintain our growth and achieve profitability. Our future operational success and profitability will depend on a number of factors, including, but not limited to:

-Our ability to manage costs;
-The increasing level of competition in internet searching for medical education;
-Our ability to continuously offer new and improved services;
-The efficiency and effectiveness of our sales and marketing efforts in building services and brand awareness;
-Our ability to identify and respond successfully to emerging trends in the medical education industry;
-General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to execute any material part of our growth strategy successfully would significantly impair our future growth and our ability to attract and sustain investments in our business. Our markets are highly competitive.

We expect competition to increase and intensify as other companies enter our markets, many of which have greater financial and other resources with which to pursue technology development, marketing, sales and distribution of their services. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue and operating results. In addition, we expect new entrants will enter these markets and existing competitors may make significant investments to compete more effectively against our products. These competitors could develop technologies or architectures that make our products or technologies obsolete. Our ability to compete successfully depends on factors both within and outside of our control, including:
-the functionality and performance of our services and those of our competitors;
-our relationships with our customers and other industry participants;
-prices of our services and prices of our competitors’ services;
-our ability to develop innovative services;
-the actions of our competitors, including merger and acquisition activity, launches of new products / services and other actions that could change the competitive landscape.

Competition for business in our industry may be intense.

We may face competition from other companies that are larger than we are and that have greater financial, marketing and other resources than we do. Some of these competitors may also have longer experience and more market recognition than we do. In particular, competition in the medical education industry is based on many factors, including price, the general reputation and perceived financial strength of the company, relationships with essential partners and terms and conditions of services offered. In recent years, the medical education industry has undergone increasing consolidation, which may further increase competition. We may not be able to compete successfully in our markets. Increased competition in these markets could result in a change in the supply and demand for medical education, affect our ability to price our services at risk-adequate rates. If this increased competition so limits our ability to transact business, our operating results could be adversely affected.

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Our ability to increase our customer base and achieve broader market acceptance of our medical education online search solutions will depend to a significant extent on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs, including internet and other online advertising. The effectiveness of our online advertising has varied over time and may vary in the future due to competition for key search terms, changes in search engine use and changes in the search algorithms used by major search engines. All of these efforts will require us to invest significant financial and other resources. In addition, the cost to acquire customers is high due to these marketing and sales efforts. Our business and operating results will be harmed if our efforts do not generate a correspondingly significant increase in revenue.

If internet search engines’ methodologies or other channels that we utilize to direct traffic to our website are modified, or our search result page rankings decline for other reasons, our user growth could decline.

We depend in part on various internet search engines as well as other channels to direct a significant amount of traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. For example, our competitors’ search engine optimization and other efforts may result in their websites receiving a higher search result page ranking than ours, internet search engines or other channels that we utilize to direct traffic to our website could revise their methodologies in a manner that adversely impacts traffic to our website, or we may make changes to our website that adversely impact our search engine optimization rankings and traffic. As a result, links to our website may not be prominent enough to drive sufficient traffic to our website, and we may not be able to influence the results.

We may experience a decline in traffic to our website if third-party browser technologies are changed, or search engine or other channels that we utilize to direct traffic to our website change their methodologies or rules, to our disadvantage. We expect the search engines and other channels that we utilize to drive users to our website to continue to periodically change their algorithms, policies, and technologies. These changes may result in an interruption in users’ ability to access our website or impair our ability to maintain and grow the number of users who visit our website. We may also be forced to significantly increase marketing expenditures in the event that market prices for online advertising and paid listings escalate or our organic ranking decreases. Any of these changes could have an adverse impact on our business and operating results.

Failure to protect our intellectual property could substantially harm our business.

Our success and ability to compete depend in part upon our ability to protect our intellectual property. We rely on a combination of intellectual property rights, including copyrights, trademarks, trade secrets and know-how. The steps we take to protect our intellectual property rights may not be adequate, particularly in foreign jurisdictions. We also rely on contractual protections with our customers, suppliers, employees and consultants, and we implement security measures designed to protect our trade secrets and know-how. However, we cannot assure you that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our customers, suppliers, employees or consultants will not assert rights to intellectual property or damages arising out of such contracts. We may initiate claims against third parties to protect our intellectual property rights if we are unable to resolve matters satisfactorily through negotiation. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. It could also result in the impairment or loss of portions of our intellectual property, as an adverse decision could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations. Additionally, any enforcement of our intellectual property may provoke third parties to assert counterclaims against us. Our failure to secure, protect and enforce our intellectual property rights could materially harm our business.

The effects of litigation on our business are uncertain and could have an adverse effect on our business.

As is typical in our industry, we continually face risks associated with litigation of various types. Although we are not currently involved in any litigation, we cannot predict with any certainty whether we will be involved in such litigation in the future or what impact such litigation would have on our business. Our engagements typically involve complex analyses and the exercise of professional judgment. As a result, we are subject to the risk of professional liability. Litigation alleging that we performed negligently or

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breached any other obligations could expose us to significant legal liabilities and, regardless of outcome, is often very costly, could distract our management, could damage our reputation, and could harm our financial condition and operating results. We will be not always able to include provisions in our engagement agreements that are designed to limit our exposure to legal claims relating to our services. While we will attempt to identify and mitigate our exposure with respect to liability arising out of our engagements, these efforts may be ineffective and an actual or alleged error or omission on our part or the part of our client or other third parties in one or more of our engagements could have an adverse impact on our financial condition and results of operations.

We are subject to governmental regulation and other legal obligations, including those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other data from and about customers, in addition to our employees and service providers. Our handling of data is thus subject to a variety of laws and regulations, our data handling also is subject to contractual obligations and industry standards. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States, as a result of the rapidly evolving regulatory framework for privacy issues worldwide. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. As a result of the laws that are or may be applicable to us, and due to the sensitive nature of the information we collect, we have implemented policies and procedures to preserve and protect our data and our customers’ data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access or misuse. If our policies, procedures or measures relating to privacy, data protection, marketing, or customer communications fail to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity and could cause our application providers, customers and partners to lose trust in us, which could materially affect our business, operating results and financial condition.

Availability of equipment and staff

Our business and development activities are dependent on the availability of equipment and qualified staff in the particular areas where such activities are or will be conducted. Shortages of such equipment or staff may affect the availability of such equipment to us and may delay our business and development activities and result in lower results. Our future success heavily depends upon continued services of our management and other key employees. If one or several of such management or key personal were unable or unwilling to continue in their present positions, the Company might not be able to retain or replace them, as there is a very high demand in particular for experienced personnel and the search for personnel with the relevant skills can be time and cost consuming. Further there is a risk that a member of the management or key personal could join a competitor or establish a competing business which could lead to a loss of know-how, customers and further key professions and staff members. Any of these circumstances might have a material adverse effect on the assets, financial conditions and/or business results. Our business is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate, and retain highly skilled professionals. Further, we must successfully maintain the right mix of professionals with relevant experience and skill sets as we continue to grow, as we expand into new service offerings, and as the market evolves. The loss of a significant number of our professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on us, including our ability to manage, staff, and successfully complete our existing engagements and obtain new engagements. Qualified professionals are in great demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other technology firms, as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled consultants we require to conduct and expand our operations successfully.

Inadequacy of funds

Gross offering proceeds of a maximum of $ 5,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s business plan; however, this cannot be assured. If only a fraction of this Offering is sold, or if certain assumptions contained in management’s business plans prove to be incorrect, the Company may have inadequate funds to develop its business fully. If the Company does not raise sufficient working capital and continues to experience pre-operating losses, there will most likely be substantial doubt as to its ability to continue as a going concern.

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Our future capital requirements depend on many factors, including our ability to operate new business successfully and to establish reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth. Many factors will affect the amount and timing of our capital needs, including our growth rate and profitability, our claims experience, and the availability of market disruptions and other unforeseeable developments. If we need to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result. In the case of debt financings, we may be subject to covenants that restrict our ability to freely operate our business. In any case, such securities may have rights, preferences and privileges that are senior to those of the shares of common stock offered hereby. If we cannot obtain adequate capital on favorable terms or at all, we may not have sufficient funds to implement our operating plans and our business, financial condition or results of operations could be materially adversely affected.

Risks of borrowing

If the Company incurs indebtedness, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such new indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of members of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Our international expansion could result in additional risks.

In general, we are exposed to the following factors related to our operating countries and regions in our overseas operating business, including but not limited to:

-political factors, including civil unrest, acts of terrorism, war, coups, civil war, local or global political  or  military  tensions,  diplomatic  relations  tensions  or  changes,  confiscation  or nationalisation of our assets;
-fluctuations in the economy and financial markets;
-changes  in  foreign  government  regulations  or  policies  and  the  lack  of  a  well-developed  or independent legal system in foreign countries, which may create difficulties for us to enforce our contractual rights; and
-unfamiliarity  with  local  operating  and  market  conditions,  lack  of  understanding  of  local taxation, customs and other laws, regulations, standards and other requirements.

We will operate both domestically and internationally. Such expansion may result in additional risks that are not present domestically and which could adversely affect our business or our results of operations, including:

-compliance with additional U.S. regulations and those of other nations applicable to international operations;
-cultural and language differences;
-employment laws and rules and related social and cultural factors;
-losses related to start-up costs, lack of revenue, higher costs due to low utilization, and delays in purchase decisions by prospective clients;
-currency fluctuations between the U.S. dollar and foreign currencies, which are harder to predict in the current adverse global economic climate;
-restrictions on the repatriation of earnings;

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-potentially adverse tax consequences and limitations on our ability to utilize losses generated in our foreign operations;
-different regulatory requirements and other barriers to conducting business;
-different or less stable political and economic environments;
-greater personal security risks for employees traveling to or located in unstable locations; and
-civil disturbances or other catastrophic events.

Further, conducting business abroad subjects us to increased regulatory compliance and oversight. A failure to comply with applicable regulations could result in regulatory enforcement actions as well as substantial civil and criminal penalties assessed against us and our future employees.

Unanticipated obstacles to execution of the business plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Our industry is subject to constant and rapid changes, which results that our services are less competitive or obsolete.

The online search for medical education is subject to constant and rapid changes. Due to the evolving nature of our markets, our future success depends on our ability to accurately anticipate and respond to changes in industry standards, customer preferences and other market conditions. Our services could become obsolete sooner than we expect because of faster than anticipated, or unanticipated, changes in one or more of the industry standards. If we fail to adapt successfully to changes or fail to obtain access to important new technologies, we may be unable to retain customers or attract new customers. Any decrease in demand for our services could adversely affect our business, results of operations and prospects. Our business is dependent on information technology and will require additional investments in order to grow and meet the demands of our clients. We depend on the use of sophisticated technologies and systems. If third-party software technology that is important to our business does not continue to be available or utilized within the marketplace, certain services that we provide to clients may no longer be relevant in the marketplace, which may harm our financial condition and operating results. Our future success depends on our ability to adapt our services and infrastructure while continuing to improve the performance, features, and reliability of our services in response to the evolving demands of the marketplace.

If any services we may develop do not achieve market acceptance, then we may not generate sufficient revenue to achieve or maintain profitability.

In addition, even if our services achieve market acceptance, we may not be able to maintain that market acceptance over time if new services are introduced that are more favorably received than our services, are more cost effective, or render our services obsolete. There can be no assurance that future developments in our industry will not make our service portfolio non-competitive or obsolete, or significantly reduce our operating margins or the demand for our offerings, or otherwise negatively impact our ability to be profitable.

Management discretion as to use of proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. Because of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the Company’s management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

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Minimum amount of capital to be raised

There is no minimum amount of Securities that need to be sold in this Offering for it to become effective (other than the 100 minimum number of Shares or even lots of 100 shares to be purchased by any investor) or for the Company to access the investment funds. The Company cannot assure you that subscriptions for the entire Offering will be obtained. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have been sold. The Company’s ability to meet financial obligations, cash needs, and to achieve objectives, could be adversely affected if the entire offering of Shares is not fully subscribed.

Return of profits.

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company’s operations and holdings. As a result, the Company does not anticipate paying any cash dividends to its shareholders for the foreseeable future.
Material changes affecting global debt and equity capital markets may have a negative effect on the Company’s business, financial condition and results of operations.
Global capital markets have been experiencing extreme volatility and disruption for more than ten years as evidenced by a lack of liquidity in the equity and debt capital markets, significant write-offs in the financial services sector, the repricing of credit risk in the credit market and the failure of major financial institutions. Despite actions of government authorities, these events have contributed to worsening general economic conditions that have materially and adversely affected the broader financial and credit markets and reduced the availability of debt and equity capital. Continued or recurring market deterioration may materially adversely affect the ability of a borrower to service its debts or refinance its outstanding debt. Further, such financial market disruptions may have a negative effect on the valuations of the Company’s investments, and on the potential for liquidity events involving its investments. Depending on market conditions, the Company may incur substantial realised losses and may suffer additional unrealised losses in future periods, which may adversely affect its business, financial condition and results of operations.

Our services may expose us to liability in excess of our current insurance coverage.

Our services involve certain risks of liability, which may substantially impact  the financial stability of the Company. We cannot predict the magnitude of these potential liabilities. Our intended insurance coverage may not protect us against all liability. In addition, if we expand into new markets, we may not be aware of the need for, or be able to obtain insurance coverage for such activities or, if insurance is obtained, the dollar amount of any liabilities incurred could exceed our insurance coverage. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.

We may acquire other businesses, services or technologies in order to remain competitive in our market and our business could be adversely affected as a result of any of these future acquisitions.

We may make acquisitions of complementary businesses, services or technologies. If we identify any appropriate acquisition candidates, we may not be successful in negotiating acceptable terms of the acquisition, financing the acquisition, or integrating the acquired business, services or technologies into our existing business and operations. Further, completing an acquisition and integrating an acquired business will significantly divert management time and resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business. If we consummate any significant acquisitions using stock or other securities as consideration, our shareholders’ equity could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. Acquisition financing may not be available on favorable terms, if at all. In addition, we may be required to amortize significant amounts of other intangible assets in connection with future acquisitions, which would harm our operating results and financial condition.

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Risks of fluctuation in the global economy.

The U.S. economy is vulnerable to market downturns and to economic slowdowns elsewhere in the world as it is strongly export-oriented. As seen in the past, financial crisis and/or the perceived risks associated with investments in the U.S. could decelerate foreign investments in the U.S. and the consequence could be severe liquidity problems of many businesses. Therefore disruptions in the development of the global economy could have material and adverse effects also on our business, our financial conditions and operational results.

Projections: Forward looking information.

Management has prepared projections regarding anticipated financial performance. The Company’s projections are hypothetical and based upon a presumed financial performance of the Company, the addition of a sophisticated and well-funded marketing plan, and other factors influencing the business. The projections are based on management’s best estimate of the probable results of operations of the Company and the investments made by management, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which management believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due the inevitable occurrence of unanticipated events and circumstances beyond management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into a market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While management believes that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

Risk of force majeure events.

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions and adversely affect our business results. Such risks include war, riot, public disorder, civil commotion, fire, earthquake, flood, volcano eruption and other natural calamity, epidemics, outbreak of infectious diseases, terrorism, whether locally or nationwide, or incidents such as industrial accidents, electricity or water shortages, equipment failures, malfunction of information systems or other operational problems, strikes or other labor difficulties and disruptions of public infrastructure such as roads, ports or utilities. Any such disruption of the operations could have disrupting, limiting or delaying effects on our sales, prevent it from meeting customers’ orders, increase costs or require to spend additional capital expenditures, each of which could materially and adversely affect our results of operation. Further force majeure events might also materially and adversely affect suppliers and therefore our processes. In such event, our business and our net assets, financial condition and results of operations may be materially and adversely affected.

We currently serve our customers from third-party data center hosting facilities. Our customers need to be able to access our services at any time, without interruption or degradation of performance. In some cases, third- party cloud providers run their own platforms that we access, and we are, therefore, vulnerable to their service interruptions. We therefore depend, in part, on our third-party facility providers’ ability to protect these facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. In the event that our data center arrangements are terminated, or if there are any lapses of service or damage to a center, we could experience lengthy interruptions in our service as well as delays and additional expenses in arranging new facilities and services. Even with current and planned disaster recovery arrangements, including the existence of secondary data centers that become active during certain lapses of service or damage at a primary data center, our business could be harmed.

Broker-Dealer sales of shares.

The Shares are not included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. It is the requirement by all U.S. exchanges and certain quotation systems that a company be a reporting company with the Securities and Exchange Commission to be eligible for listing or quotation by market makers. The Company is not and will not be a reporting company with the SEC in connection with this Offering.

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The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ Capital Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least 1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share, at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

No assurance can be given that the Shares or any of the common stock of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the common stock (including the Shares) are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and qualified investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will affect the ability of members to sell their Shares in the secondary market.

Secondary market.

No application is currently being prepared for the Company’s securities to be admitted to the Official Listing and trading on any regulated market. No application is being prepared to include the Company’s securities to trading on an “Over-the-Counter” or “Open Market”, though the Company intends to apply for OTC-QB listing within twelve months of the close of this Offering. There can be no assurance that a liquid market for the Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Shares and investors wishing to sell the Shares might therefore suffer losses.

Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our common stock could be subject to significant fluctuations after this offering in response to the factors described in this “Risk factors” section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:
-actual or anticipated variations in our quarterly and annual operating results or those of other companies in our industry;
-changes in market valuations of companies perceived to be similar to us;
-changes in our Board of Directors, senior management or other key personnel;
-sales of our common stock, including by our directors, executive officers and principal stockholder;
-any indebtedness we may incur or securities we may issue in the future;
-actions by stockholders;

The securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, loss of investor confidence or interest rate changes, may negatively affect the market price of our common stock. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend, divert management’s attention and resources or harm our business.

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The Company’s common stock may be considered a “penny stock,” and a shareholder may have difficulty selling shares in the secondary trading market.

The Company’s common stock may be subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “qualified investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

The price of the Company’s common stock may be volatile, and a shareholder’s investment in the Company’s common stock could suffer a decline in value.

There could be significant volatility in the volume and market price of the Company’s common stock, and this volatility may continue in the future. The Company’s common stock may be quoted on the OTCQB, OTCQX, OTC Pink, the Bermuda BSX Exchange, the London Stock Exchange’s AIM Market, the Canadian TSX Venture Exchange or TMX Exchange, where each has a greater chance for market volatility for securities that trade on these markets as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

Compliance with securities laws.

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act and applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of the Shares. If a number of purchasers were to obtain rescission, we would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Offering price.

The price of the Shares has been arbitrarily established by our current management, considering such matters as the state of the Company’s business development, intellectual property, and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets or net worth of the Company, or any other objective criteria.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

Our initial focus will be the achievement of investment growth for shareholders and therefore we will only consider the payment of dividends as and when it is appropriate to do so. As such, it is not possible at this stage to give an indication of the likely level or timing of any future dividends. To the extent that any dividends are paid they will be paid in accordance with any applicable laws and the regulations to which our Company is subject. The amount of the dividends paid to shareholders will fluctuate according to the levels of profits earned by us and will be dependent on sufficient distributable reserves being available to us.

Future sales or issuances of shares may depress the market price and dilute shareholders’ rights.

Substantial sales of Company’s shares in the public market or the perception that these sales could occur, could cause the market value of its shares to decline. These sales could also make it more difficult for the Company to sell equity or equity-related securities in the future at the time and price that it considers appropriate. Further, the issuance of additional equity securities or securities with right to convert into equity could potentially reduce the market price of its shares and would dilute the economic and voting rights of existing shareholders if made without granting subscriptions rights to these shareholders.

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Lack of firm underwriter

The Shares are being offered on a “best efforts” basis by the management of the Company and any FINRA-registered broker dealer who subsequently may choose assist in sale of the Offering. Accordingly, there is no assurance that the management of the Company or any FINRA-registered broker-dealer that may be engaged in the future will sell the maximum number of Shares offered in the Offering, or any lesser amount.

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PLAN OF DISTRIBUTION

The Company is self-underwriting this Offering and management of the Company will distribute the shares on a “best efforts” basis. The Company may engage FINRA-registered broker dealers to distribute and syndicate the Offering as necessary; any such participation will be detailed in a subsequent amendment to this filing. Upon Qualification, investors will be able to purchase Securities directly through the Company by completing a Subscription Agreement online, with payment by check, money order, or bank wire transfer. None of the Securities being offered are for the account of current security holders of the Company.

It is intended to mandate VStock Transfer LLC as transfer agent for the Company and after that, VStock Transfer LLC shall be notified of each transaction; the investor/purchaser can opt to have his certificates remain in book form in the transfer agent’s ledger or have physical delivery.

We have budgeted our use of proceeds to reflect a maximum of 15% aggregated commissions that may be paid any lead underwriter that may be engaged and broker dealers who may choose to assist the selling syndicate. None of our officers or directors will receive any commissions, directly or indirectly, in connection with sales in this Offering, except a result-related equity stake to our CEO Mr. Philipp Bruns and to the Managing Director of our German portfolio company, Mr. Joachim Kreibich.
An amendment shall be filed in the event an underwriter is engaged.

Initially the Company will list its securities on its corporate web site, www.docampu.org Upon qualification, the Offering Circular shall be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week. It is anticipated the Offering will be listed upon one of the specialized portals that have become available specifically for Regulation A Offerings and an amendment shall be filed upon that event.

There is no minimum amount of this Offering before it becomes effective other than the even lot 100 Share minimum purchase required for each investor. The duration of the Offering is until the earlier of (1) the sale of the maximum number of shares of common stock offered hereby, (2) one year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by our Board of Directors. The Company will have immediate access to the proceeds of the Offering as soon as the shares are issued. After anticipated sales commissions to FINRA-registered broker dealers as may be engaged, a maximum of $ 4,000,000 will be received from the Offering. The minimum investment by an investor is for 100 Shares or $100.00. Only even lots of 100 shares shall be sold.

In order to subscribe to purchase the Securities, a prospective investor must complete and execute the Subscription Agreement and Investor Questionnaire electronically through RightSignature.com. The Investor may purchase securities through wire transfer or money order to the Company’s account.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be immediately returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials authorized by both the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Securities.

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USE OF PROCEEDS TO ISSUER

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Marketplace concurrently with the filing of this offering circular. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

We seek to raise maximum gross proceeds of $ 5,000,000 from the sale of Securities in this Offering. After payment of the expenses of the Offering, except as set forth below, we intend to use these proceeds for

1. Providing a loan in the amount of $1.5m to our portfolio company docampus GmbH. docampus Inc. will pay a loan according to a convertible loan agreement concluded on [DATE] between docampus Inc., docampus GmbH and the shareholders of docampus GmbH. At any time on or after the repayment date, docampus Inc. may by notice request to convert the loan to shares in docampus GmbH, representing 55% of the issued shares.

2. Paying a one time fee in the amount of $ 2 million to docampus GmbH, as the Licensor, for the essential software and know how package to start our operational U.S. and Canadian business. docampus Inc., as Licensee, and docampus GmbH, as Licensor, will conclude a software licence agreement in the first quarter of 2019. The licence includes the system and application software [search robots, indexation and thesaurus technologies] allowing for comprehensive listing and reference of continuous medical education (CME) programs, both offline as online. The technology, software and service package offers doctors and other medical staff to find and book CME programs, as well as selected additional services.

3. Launch -- U.S. / Canadian Website launch and development of the essentially important mobile offer.

4. Product improvement -- In connection with the product portfolio, the recurrent adaptation and extension of the product features in order to also take into account of the current trend for e-learning.

5. Marketing -- Strong marketing steps to establish presence in the U.S.

Past investments ($ 4.0m) by docampus GmbH, our German portfolio company, were mainly used for development of the search technology as well as control and operation of the crawler technology. Particularly intensive work was done on linking search technology and the medical thesaurus.

None of the proceeds of the Offering will be used to compensate or otherwise make payments to our officers, directors, or any of our subsidiaries (if any in the future), as set forth below. We reserve the right to change the use of proceeds as our management determines to be in the best interests of the Company.

Examples of use of proceeds in the event that the maximum amount in the Offering is raised, and in the event that only a lesser amount is raised, an exemplary amount of $ 3,700,000, are set forth below. Aggregate brokerage sales commissions are limited to a maximum of 15% of the Offering proceeds and Offering expenses are estimated at a maximum 5% of the Offering proceeds.

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.	Maximum Amount ($ 5,000,000)	Percent of Proceeds	Partially Subscribed ($ 3,700,000)	Percent of Proceeds
Offering Expenses (1)	$ 250,000	5%	$ 185.000	5%
Commissions (2)	$ 750,000	15%	$ 555,000	15%
Total Offering Expenses & Fees (3)	$ 1,000,000	20%	$ 740,000	20%
Net Offering Proceeds	$ 4,000,000	80%	$ 2,960,000	80%
Convertible Loan docampus GmbH	$ 1,500,000	30%	$ 750,000	20%
Software and Know-How Licence	$ 2,000,000	40%	$ 2,000,000	54%
Marketing	$ 500,000	10%	$ 210,000	6%
Total Application of Proceeds	$ 5,000,000	100%	$ 3.700,000	100%

Includes estimated Offering Circular preparation, filing, printing, legal, accounting, state registration fees, and other documented expenses of the Offering that we expect will total approximately 5% of the Offering proceeds.
(1)    An Aggregate maximum of a 15% commission may be distributed between any FINRA-registered broker dealers engaged to underwrite the Offering and any FINRA-registered broker dealers choosing to participate as members of the selling syndicate. An Amendment shall be filed in the event of such participation.
(2)    No sales commissions or portions thereof will be directly or indirectly received by any of our executive officers or management.

This Offering is not being underwritten but sold by managers and directors of the Company on a “best efforts” basis. An Aggregate Sales Commission of 15% and aggregate expenses of 5% are projected in the above use of funds in anticipation of the Company engaging one or more FINRA-registered broker dealers to distribute and syndicate the Offering, also on a “best efforts” basis.

Expenses of the Offering, such as but not limited to printing, legal and accounting expenses, state registrations, filings, transfer agent and escrow agent fees, investment relations, road show presentations, advertisements and mailings, whether paid directly by the Company or reimbursed to subsequently participating FINRA-registered broker-dealers are estimated at 5% of the Offering Proceeds to included reimbursed expenses and such other costs as legal, accounting, blue-sky filings, road shows and travel.

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DESCRIPTION OF BUSINESS

1. Summary

docampus (www.docampus.org) is a U.S. and Canadian search portal for continuing and advanced medical education (Continuing Medical Education) for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff. We enable healthcare practitioners to improve their competency, address healthcare gaps in their field, translate innovations into practice, and enhance the quality of care patients receive.

Continuing Medical Education (CME) is ongoing education and retraining for licensed medical professionals to stay abreast of developments and new technologies, and to maintain or improve their practice competencies. Courses are typically taught by experts in particular fields or practice areas and can be delivered in a variety of formats and settings. Continuing medical education plays a critical role in medical research and healthcare as it bridges the gap between academic research and clinical practice. It provides healthcare practitioners with well-balanced, real-world information that is disease-oriented and aligned to patient needs and global healthcare trends.

Continuing Medical Education is currently obtained by attending conferences (local, regional, national, international), online courses, in-person training programmes, or reading and reviewing of scientific papers. Providing continuous medical education to health care professionals is a very costly undertaking

In order to be effective, CME content should be designed taking into account healthcare practitioners’ requirements and information-seeking behavior or preferences, patients’ needs, and current healthcare challenges and demands.

We support our target group quickly and conveniently in their search for offers in the confusing, highly fragmented, and large continuing education market. There is an increased understanding of the fact that CME content needs to be designed by considering healthcare practitioners and patient needs and current healthcare demands. Our community offers healthcare teams an array of resources to promote quality, safety, and the evolution of healthcare. docampus sees itself as a platform for high-tech crawler technology that searches, analyzes, and makes available to end customers over 95% of the offers available on the Internet.

Our standards reflect the values of our educator community and respond to the evolving healthcare environment. As a result, clinicians and teams can drive improvement in their practice and optimize the care, health, and wellness of their patients.

Users create their profiles on our platform and suitable events are displayed without any effort - they book directly. In Germany, our portfolio company DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH ("docampus GmbH" or „the portfolio company“) gives easy access to more than 300,000 events. An administrative function also provides a feature for managing the continuing education points of staff.

docampus Inc. holds an interest of 45% of the voting rights in DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH. docampus GmbH is the leading German search portal for continuing and advanced medical education for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff. Furthermore, docampus may request to convert a loan to shares in docampus GmbH, representing 55% of the issued shares, in the future, according to a convertible loan agreement concluded on [DATE] between docampus Inc., docampus GmbH and the shareholders of docampus GmbH. In this case, docampus GmbH would be a 100% subsidiary of docampus Inc. and part of docampus Group with effective synergy effects. The loan agreement parties anticipate that docampus GmbH will be a subsidiary in the future with cost-saving potentials for the whole Group maximizing the commercial potential of technology and marketing.

docampus intends to deepen its presence in our home market USA and in Germany by our portfolio company docampus GmbH and to explore additional new markets, like France and the UK. To demonstrate the transfer of idea and the technology (search engine), docampus GmbH set up test versions for various countries. The beta versions are functional and give a quick overview of the key-features of our website. These include some components of the planned functions for the segment “humane medicine”.

docampus USA: www.docampus.de/usbeta
docampus UK: www.docampus.de/ukbeta
docampus France: www.docampus.de/frbeta

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We are an ideal partner for the online marketing strategies of pharmaceutical companies, medical technology companies and further companies within the health care sector, such as medical centers, hospitals and more. The geographic distribution and diversity of medical education providers means that clinicians and teams have access to education where they live and work that addresses local, national, and international healthcare priorities.

Problems to be addressed

-confusing and heterogenic medical education market
-multitude of different events hard to find online
-no option to search accurately and precisely online
-difficult orientation due to countless offers in different formats
-lack of regional offers
-lack of offers on associations’ websites in terms of events and congresses
-no official associations for therapists (logopedians, occupational therapists, physiotherapists)

Our value is simple to understand

-quick, easy and unique search for relevant events
-high degree of accuracy with thesaurus of medical, dental, pharmaceutical and therapeutical terms
-high number of offers in the presence seminars sector and increasing digital learning: e.g. more than 300,000 events provided by our German portfolio company alltogether.

2. Our Business

Our mission is to impact the quality of patient care by enabling healthcare professionals to find and select best suitable, in particular  innovative educational programs, thereby  improving knowledge, competency, performance and booking convience as well as record keeping of education points.

docampus GmbH, our German portfolio company which lists almost all of the medical education events (e.g. at least 95% in Germany) and indexes them according to medical keywords, makes the medical education market significant more manageable. The special interest search gives the user the opportunity to get a quick, targeted, and customized overview on education programs available, and the venues and dates, resp. target sites for online courses.

We attribute much of our success to our market-leading investment in technology and infrastructure — more than $4 million in research and development since inception of the German portfolio company. The result is a platform that can handle the most demanding customer requirements in terms of completeness, relevance and additional useful information, and booking facilities. We, docampus Inc., as Licensee, and docampus GmbH, as Licensor, will conclude a software licence agreement in the first quarter of 2019. The licence for the U.S. and Canadian market contains the system and application software [search robots, indexation and thesaurus technologies] allowing for comprehensive listing and reference of continuous medical education (CME) programs, both offline as online. The technology, software and service package offers doctors and other medical staff to find and book CME programs, as well as selected additional services.

The fundamental attitude of potential users and customers toward today’s platform is that it creates considerable added value by enabling them to see all relevant education offers in their field at one glance, instead of having to search them individually in the entire web. For elearning programs, docampus is the only complete, on stop shopping hub to select and download from nearly complete offer. Potential users expect considerable additional benefits from managing their points and the points of their employees online. This reduces the administrative effort and gives employees the option to propose events and, in the optimal case, to book them directly.

What we do:

-docampus is a special interest search portal aiming to become the central hub for all Continuing Medical Education;

-we pool on proprietary, dedicated individual platforms all those medical interest docampus and organizers/companies´ offers of Continuing Medical Education (CME) with the respective companies active in the health care marketing business;

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-docampus reaches in different development steps in the near future hundreds of thousands medical professionals in  different countries and all their career steps;

-we focus on the integration of e-learning offers, the expansion of offers to further medical areas, internationalization and on expanding to  further professional docampus where mandatory or intense continuing education exists.

Our aim is to further improve our platform so that all our users can use it interactively, based on registred personal profiles, controlled data flow, and additional convenience functions such as travel planning, ordering medical books, and having direct access to scientific archives.

Buiness Model and Revenue Streams

Our business model includes five streams of revenue:

The Company will not only have significant value for the healthcare professional, but offer to all relevant stakeholders in the health industry (pharma companies, producers of medical devices, clinics, clinical research organisations, consultants, medical assocations and Organizers of offline and online medical education programs, etc.) the unique opertunity to address their individual target docampus identified by its search profile on a one-to-one basis. This way, enormous marketing and advertising spendings in the medical sector will be allocated much more targeted and efficiently. docampus will be a preferred partner, therefore, both for the healthcare professionals, as for all other market participants. This allows for a comprehensive and complementary system of revenue streams:

1.    Direct marketing

Direct marketing is a very attractive way to provide a paying customer with access to a highly qualified target docampus within the broad range of healthcare professionals.  The customer defines precisely which medical  fields, specializations, or geographical area the recipient is located in, and the content this customer wishes to transfer to defined  recepients, via eg. including displays, push mails, pop-ups, etc.

Direct marketing is i.a. implemented using exclusive e-mails in the style of paid content articles. Initially, a maximum of two e-mails per month will be sent here. For reasons of precaution, it  is assumed that at the beginning the e-mails will reach only 10% of the registered users, while we see the potential to be much higher.

2.    Display advertising

Display marketing offers customers extensive access to a wide target docampus. We expect that an unregistered user visits the site twice on average and opens four pages during each visit. As we progress to later years of business, the number of visits and pages visited increases.

The user profiles enable pharmaceutical companies and industry-related companies to send and display targeted advertising to a  target docampus having identified by its search profile Example: A doctor is looking for continuing education courses in pain therapy; a company that manufacturers pain medication can now directly address this doctor,   advertise their pain medication to him/her,and  avoiding to address an unspecified docampus of doctors in other fields, like in printed media. Within the industry, this is an extreme competitive advantage over other portals in the medical sector, andin terms of   convenience for the user. This refined functionality represents the portal’s crucial unique selling point over other market participants.

The registered user has a higher rate of return and a higher interaction rate with the site, as is reflected in the business plan from the second year of business onwards, due to the additional benefits offered by docampus over time, as illustrated above. Utilization of the advertising displays on the pages also varies between registered and unregistered users. Revenue from this source will also increase exponentially as the number of users grows.

3.    Commission fee

The third source of income is the commission fee colleted by docampus from organizers of medical education for transmitting participents in their events. Discussions are underway with partners in the field of continuing education to make their training courses directly available for booking via docampus, from the second year of business onwards. We expect 10% of registered users will book an event directly per quarter.

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4.    Premium membership

We will also monetize  and profit from  registered users, by offering Premium Memberships. Premium Memberships will be sole case where fees are collected from our users, for offering additional services by docampus:

-    Medical practice administration
-    Personalized information service by e-mail
-    Prioritized access to the job listings
-    Discounts for events
-    Prioritized access to event booking

5.    Job advertisements

docampus further offers the opportunity to include the attractive field of medical job offers and -search, on its platform. While in Germany the portfolio company offers this service in cooperation with a local partner, docampus could proceed in other countries with its own system. Note: Neither investments nor expectated revenues have been included in the business plan for now. Basically, new jobs and education form a close interrelationship, fairly easy to exploit.

Customers in the recruiting area have the option to place job advertisements and make them available on the platform in Germany, in addition to addressing   the target docampus in a personalized manner

The basis for the job listings is a matching process that suggests suitable offers directly to both customers and users. docampus will make use of user profiles which will be able to list tailored job offers on the one hand and applicants on the other.. For this additional service, the customer also has to pay a monthly fee in addition to the direct marketing costs.

6. docampus Business Development

The main development lies in the area of user acquisition and thus in the area of marketing. The basis of docampus’s successful marketing concept are the initial measures taken to increase the number of users - here we differentiate between normal and registered users.

The increase in user numbers through marketing is as follows: in 2019, the number of unique visitors is set to increase to approx. 20,000 by the fourth quarter (with a starting figure of approx. 5000). During this same period, the number of registered users is set to increase from approx. 500 (approximate current status) to 2000.

In the coming years, the number of visits is set to increase from approx. 30,000 by the beginning of 2020 to approx. 100,000 by the end of 2021. During the same period, the number of registered users will increase to 30,000. This relationship between the increase in the number of visitors and the increase in the number of registered users would not be sustainable in a similar ratio and will change by 2021 at the latest.

Transforming normal users into registered users is crucial for docampus’s revenue situation. More targeted and thus revenue-relevant, one-to-one marketing measures are salable with registered users, whose medical specialties, places of residence, addresses, and other preferences can be derived from search queries and the standardized preferences set in their account.

This direct contact to medical personnel, which is of great interest to the target group of advertisers (pharmaceutical industry, medical products), is already very much valued by today’s advertising industry for traditional methods of letters or direct contact through mailings, visits to medical practices, etc.

Another important aspect of the revenue situation is the expansion of the business segment to France by our portfolio company docampus GmbH. Here, increasing user numbers are also anticipated among both unregistered and registered users, though not to the same extent as in Germany. We assume that we will have approx. 25,000 to 30,000 unregistered users and approx. 7,500 to 10,000 registered users in France in the fourth quarter of 2022, which will then also represent a convertible share of the revenue streams.

The revenue in the display-advertising segment and targeted direct marketing measures contrasts the revenue from commissions generated by the brokerage of events by two thirds to one third.

The years 2019 and 2020 are crucial and thus also cost-intensive years for gaining user clientele, who (we assume), will remain with docampus once committing to docampus. Thus, the investments in 2019 and 2020 are to be seen primarily in personnel – for further technical processing and customer management, in sales and marketing above all, as well as in the marketing area itself.

We foresee personnel trends at docampus as including a successive increase from approx. 10 to 12 employees in 2019. The number of docampus employees will increase to 14 to 16, particularly as a result of the sales activities and support for registered users, which will take effect in 2020.

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The years 2019 and 2020 are crucial and thus also cost-intensive years for gaining user clientele, who (we assume), will remain with docampus once committing to docampus. Thus, the investments in 2019 and 2020 are to be seen primarily in personnel – for further technical processing and customer management, in sales and marketing above all, as well as in the marketing area itself.

We foresee personnel trends at docampus as including a successive increase from approx. 10 to 12 employees in 2019. The number of docampus employees will increase to 14 to 16, particularly as a result of the sales activities and support for registered users, which will take effect in 2020. In 2021 and 2022, we will be able to significantly increase revenues. This is possible due to the increased number of registered users and perceivable relevance in the area of information for medical professionals, which is also acknowledged by advertisers.

Our Competitive Strengths

We believe we have significant points of differentiation and strong USPs that will enable us to become the market leader in the U.S. and Canadian medical education online search.

- Since inception, our German portfolio company has invested more than $4 million in research and development to build the global platform of choice for medical education online search.
- We have designed our platform to scale globally, allowing healthcare practitioners to search for all continuing medical education.
- Breadth, depth, and quality of customers.

Our strengths and incompetitiveness - analysis can be illustrated as follows.

3. Continuing Education and Training in various Countries

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Many countries in the world require Continuing Medical Education (CME) for medical professionals to maintain their licenses – a considerable market potential for us, since we facilitate what is their duty to do: Physicians and other health care professionals have a responsibility to continuously update their knowledge and skills. Increasingly, this has become a statutory obligation, e.g. retention of a specialty degree often requires participation in approved educational activities that provide the participant with a defined number of so called ‘Continuing Medical Education (CME) credits’, as well as some recording of numbers and results of interventional trainings to retain the qualification to practice these procedures.

In the past, medical continuing education and training was largely made up of localized events requiring attendance; these are gradually being transformed into e-learning events or webinars.

However, this is not something that is regularly happening in equal measures across the board. In Germany, for example, classroom events are still very much preferred (especially by medical practitioners). The trend towards e-learning can be seen above all in the area of pharmacists, who have difficulty in traveling to other locations where such continuing education and training courses take place.

The possibility of using e-learning to achieve the necessary training and further education measures, represents a clear advantage for these medical professions that are bound to certain locations in particular. Due to the good options for customizing e-learning offers, the number of total continuing education and training courses will increase sharply. This will lead to another market for continuing education and training that is extremely heterogeneous and above all complex. A person’s targeted research for medical continuing education and training thereby becomes all the more complicated.

Through a platform like docampus, which includes almost all of these events (e.g. at least 95% in Germany) and thus makes the market manageable, the special interest search gives the user the opportunity to get a quick, targeted, and customized overview. The media discontinuity between a search at docampus for continuing education and training, which may then be a classroom event, can be completely eliminated for the e-learning offerings, since docampus will try to conclude direct contracts with all e-learning providers. After the user finds an e-learning event at docampus, they can bring it up directly or register for it with just one click. This has already been implemented technically at docampus in several examples.  However, there is a need for market penetration, for which marketing expenditure is needed above all in order to recruit this large number of organizers to docampus.

The legal medical education requirements in selected countries are described below:

USA

Each State has its own requirements. While Indiana has no CME requirements for doctors, doctors in Kansas are obliged to earn 50 CME credits per year. The events are certified by the ACCME (Accreditation Council for Continuing Medical Education).

CME State Requirements for the ten most populous U.S. states

California - The Medical Board of California requires 50 CME hours in MD AMA PRA 1 and 50 MD CME hours every two years.

Texas - The Texas Medical Board requires 48 credit hours every two years.

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Florida - Every two years, the Florida Board of Medicine requires 40 CME credits and 40 CME credits in MD AMA PRA 1. The Florida Board of Osteopathic Medicine requires 120 CME hours every two years.

New York - The New York State Office of the Professions does not require CME for physicians. However, physicians are required to attend a mandated training related to infection control every four years. Chiropractors, Dental Hygienists, Dentists, Optometrists, Physicians, Podiatrists, Psychologists, and Registered Nurses are required to take a one-time two hour course in child abuse and maltreatment.

Pennsylvania - The Pennsylvania State Board of Medicine requires 100 credit hours of CME every two years. The Pennsylvania State Board of Osteopathic Medicine requires 100 credit hours every two years.

Illinois - The Illinois Department of Financial and Professional Regulation requires 150 CME credits and 60 AMA PRA Category 1 credits every three years.

Ohio - The State Medical Board of Ohio requires 100 CME hours every two years. A minimum of 40 hours must be Category 1 and a maximum of 60 hours may be Category 2.

Georgia - The Georgia Composite Medical Board requires 40 MD/DO CME Credits and 40 AMA PRA Category 1 credits every two years.

North Carolina - Every three years, the North Carolina Medical Board requires 60 AMA PRA Category 1 credits relevant to the physician’s current or intended specialty or area of practice.

Michigan - The Michigan Board of Medicine requires 75 MD AMA PRA Category 1 and 150 CME credits every three years. The Michigan Board of Osteopathic Medicine and Surgery requires 150 DO CME credits every three years, of which, 60 hours of AOA 1-A or 1-B credits are required.

Nearly 840,000 physicians and 600,000 medical assistants work in the USA in total. The requirements for the approx. 200,000 dentists in the USA are similar. The amount of legally required credits vary from 0 to 25. The certification is transacted by CODA (Council on Dental Accreditation). A total of 330,000 dental assistants work in the US healthcare sector. Each of the approx. 300,000 US pharmacists is required to earn credits that vary between 12 and 20 per year. These events are certified by the ACPE (Accreditation Council for Pharmacy Education).

In summary, the U.S. market, as heterogenios as it appears, is a giant opportunity for the company to bring its technology base and market intelligence to the U.S. and plan for a market entry to be followed after pilot phase palnned to be financed with part of the funds raised in this placement.

Graphic: Home Market Opportunities

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GERMANY

In Germany, a total of nearly 350,000 physicians and 300,000 medical assistants work in the healthcare sector. The physicians are legally required to collect 250 CME credits over the course of five years. The certification of the events and providers is provided by the “Landesärztekammern” (State Medical Boards). The dental field is similar. The nearly 62,000 german dentists (supported by approx. 150,000 dental assistants) also have to collect points to keep their status; in this case, it’s 125 credits over five years. The certification of the events and providers is provided by the “Landeszahnärztekammern” (State Dental Boards). Pharmacists (more than 52,000 in Germany) are obliged to collect a total of 150 credits in 3 years. The certification of these events and providers is provided by the “Landesapothekerkammern” (State Pharmaceutical Boards).

Graphic: German Market Opportunities

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FRANCE

France has a similar system of Continuing Medical Education as Germany. Since 2016 the continuing education and training is regulated by the “Law of Modernization of the Health System”. The National Agency of CPD (L‘agence national du CPD) provides the quality and certification of the events. In France, as in Germany, there are legal regulations governing the training and further education of doctors and other medical personnel. The rules in France are as follows:

Nearly 210,000 physicians are now legally obliged to follow a CPD (Continuing professional development) path to fulfill their triennial obligation. To fulfill the CPD requirements it is mandatory to register and participate in at least two CPD programs every 3 years. These are divided into three subjects: continuing education, evaluation of professional practices and risk management. The doctor is free to choose one of the subjects. It is not mandatory to participate at localized events, instead each doctor may choose his favorite type of CPD, localized or online. Employed doctors are paid for this by their companies, liberal doctors are paid an amount of 21 hours per year by the National Agency of CPD.

The certification of the CPD providers is provided by the National Agency of CPD (L’agence national du DPC). There are more than 40,000 dentists and 70,000 pharmacists in France who have to fulfill the same amount of CPD programs. The certification for all programs and events (humane medicine, dental medicine and pharma) is provided by the National Agency of CPD. More than 2,000 organizers are registered. They submit their trainings to the National Agency which certifies the organizations and programs.

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The system is comparable with the situation in Germany. As in France, the market complexity also creates a large number of training and further education providers, a large number of medical specialists who require this training, and a relatively large market volume with regard to the companies operating in this environment (pharmaceuticals, medical products, etc.). The opportunity for docampus to enter the market in France is just as good as in Germany with regard to the product and the conditions of the market. The french market could be entered from Germany, but french personnel will be required later to address the advertising market in France and the possibilities for cooperation in a targeted manner.

Graphic: French Market Opportunities

UNITED KINGDOM

If you look at the current development in the UK, for example, you can see that a large number of organizers of medical continuing education and training are already broadcasting their existing localized events live on the internet (in the form of webinars) as well as featuring offers developed specifically for e-learning.

The UK has a total of approx. 190,000 physicians who are committed to earning 50 credits per year. These events are certified by the GMC (General Medical Council). The 35,000 dentists must collect 100 credits over five years, certified by the GDC (General Dental Council). All pharmacists (nearly 60,000) have to prove their participation in four activities per year. These are certified by the PPhC (General Pharmaceutical Council).

Graphic: British Market Opportunities

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4.  e-learning

For organizers of continuing education courses in the medical, pharmaceutical, and therapeutic fields, docampus is the only provider that brings together both classroom and e-learning events from a wide variety of providers and offers the customer a qualified overview.

Over the years, the CME landscape has undergone transformations and the focus is shifting from the traditional classroom-based approach to more dynamic ways of providing CME. The field of professional medical continuing education is changing rapidly. The traditional format for continuing education for health care professionals has long been classroom learning. This form of learning has been found to be relatively ineffective in changing learners’ practice patterns. The reasons most often cited are that there is little interaction and that the learning does not occur when the learner is ready to learn. Interaction greatly enhances retention and the tendency for the learner to later apply the learning in actual clinical encounters.

In the past, medical continuing education and training was largely made up of localized events requiring attendance; these are gradually being transformed into e-learning events or webinars. The trend towards e-learning can be seen above all in the area of pharmacists, who have difficulty in traveling to other locations where such continuing education and training courses take place. The easy access and interaction potential of this new CME media promises to improve the effectiveness of future CME. Hospitals that leverage online learning to reduce the cost of continuing education requirements may experience a bonus: lower lengths of stay, reduced readmissions and improved quality indicators.

The media discontinuity between a search at docampus for continuing education and training, which may then be a classroom event, can be completely eliminated for the e-learning offerings, since docampus will try to conclude direct contracts with all e-learning providers. After the user finds an e-learning event at docampus, they can bring it up directly or register for it with just one click.

The possibility of using e-learning to achieve the necessary training and further education measures represents a clear advantage for the medical professions that are bound to certain locations in particular.

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Due to the good options for customizing e-learning offers, the number of total continuing education and training courses will increase sharply. This leads to another market for continuing education and training that is extremely heterogeneous and above all complex. A person’s targeted research for medical continuing education and training thereby becomes all the more complicated.

The described transformation of education formats offers a major opportunity which docampus is going to use to become the or one the prime hubs for elearning, offering a nearly complete and segmented offer of online training programs which nobody else does. A major part of the funds raised by this placement will serve to develop this new field of medical education.

5. Product Improvement

The focus of the platform should be on direct booking of events as well as administration of the medical practice / pharmacy. Below the changes and improvements are described.

Two Types of Users. Registered Users and Unregistered Users. Unregistered users have access to all features of docampus except the features exclusively available to registered users. The features available to unregisterd users  include the medical practice and profile area, search profiles, and personalized event suggestions, while registred users will,  in addition,be able to  create individual  search profiles, book events directly.

Detailed Search. Detailed search is opened by clicking the arrow below the search field. Here the user can further narrow down their search by date, location, and specialist fields. For the unregistered user, the suggested search profiles are first created or generated through editorial interaction.

Result Page. The results of the simple or advanced searches are displayed here. The user sees the search settings on the left side and can change it. The user is shown similar search profiles for their search directly below the search box. These can be generated automatically from the user search and later suggested from registered user profiles. The search results are displayed in a list view and contain the name, place, date, and target docampus. If you click the continuing education course, a detail page opens. If the user clicks “Save search profile,” a dialog box for registering opens. If the user is registered, they can save the search by clicking “Save search profile” and retain it for later use.

Detail Page. Depending on the information content, the event detail page has several views. If an address is available, a map view is displayed at the top for easy understanding of the location. If no address information is available, the map is hidden.  The speaker, event sponsor, and organizer are rated in the form of stars – if available – so that users can easily assess the quality of the event. At a later date, the event will be able to be booked directly from the detail page. Optionally, in order to create a further incentive to register, it will also be possible to easily hide individual elements on the detail page and make them available only to registered users.

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The Dashboard. The Dashboard is the headquarter for registered users. Here the user has an overview of his points collected so far, events attended or bookmarked, and event suggestions. Furthermore, they have the option to add appropriate news to their user profile. These news items require editorial interaction to be created and edited. If the user has taken part in an event, docampus will recognize this and will ask them to submit the points they have earned as well as a rating in the form of stars. The points are automatically credited to their points account and displayed in their public medical practice profile if available.

My Practice Section. The “My practice” section is a major innovation on docampus platform. In several discussions, this feature was found to be extremely useful. In the “My practice” area, owners of medical practices can create and manage their practice. Through practice administration, they can easily keep track of the CME points collected by their employees. They can also recommend events to activated employees, create search profiles for their entire practice, and register the entire practice for training courses. With the release of the “Booking” feature, they will also be able to activate an allotment for each employee so that the employee can register for further continuing education courses directly at the cost of the medical practice. Employees and owners also receive notifications if the required points have not yet been reached or if events have been attended and points need to be entered.

The Settings. In the Settings section, the user can change the settings for their profile and their practice. In the profile settings, they can change their e-mail address, password, and payment information. Under Privacy, they can edit their profile visibility and data privacy settings. The settings area for the medical practice contains an administrator management area and the administration of the payment information. These can be added and edited. They also have the option of deleting their practice.

6. docampus` Strongest Asset:  Management and Team

The medical education industry is intensely competitive and docampus will compete eventually with a substantial number of other entities, many of which may have greater technical or financial resources. Companies operating in this industry must manage risks which are beyond the direct control of company personnel. The Company and its portfolio company embedding it attempts to enhance its competitive position by operating in areas where it believes its technical and management personnel are able to reduce some of the risks associated with development, design and marketing because they are familiar with the areas of operation.

Our management team consists of professionals, who are willing to explore opportunities in different fields for the benefit of the Company. docampus benefits from management with significant experience in the medical education sector in general. In addition, docampus has experienced senior managers in key departments with an average experience of 20 or more years in the relevant industry. docampus’s management team combines the strengths of technology and business management, respectively, which has produced a track record of maximizing the commercial potential of its technology. This extensive sector knowledge plays an important part in maintaining long term relationships with potential customers and key suppliers, as well as being crucial to achieving new contract wins.

7. docampus GmbH

docampus Inc. holds an interest of 45% of the voting rights in DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH ("docampus GmbH"). docampus GmbH is the leading German search portal for continuing and advanced medical education for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff. Furthermore, docampus may request to convert a loan to shares in docampus GmbH, representing 55% of the issued shares, in the future, according to a convertible loan agreement concluded on [DATE] between docampus Inc., docampus GmbH and the shareholders of docampus GmbH. In this case, docampus GmbH would be a 100% subsidiary of docampus Inc. and part of docampus Group.

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DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH was incorporated in Germany in the notarial deed on 03 May 2007 in the legal form of a German private corporation (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Leipzig on 10 May 2007 under company number HRB 23191. The business and the commercial name of the Company in Germany is docampus. The registered office of the Company is in Leipzig (Germany). The legislation under which the Company operates is the German Law. The Company’s business address is Brunnen Street 191, 10119 Berlin, Germany. The statutory director of DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH is Mr. Joachim Kreibich.

The Board of Directors of docampus Inc. approved on March [...], 2019 to issue 10,500,000 no par value ordinary shares to the shareholders of docampus GmbH, under the obligation to pay $ 1,00 per issued share and to transfer to docampus Inc. as payment, 45% of the issued shares in the capital of the company DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH.

Convertible Loan Agreement

On [DATE], docampus Inc., docampus GmbH and the shareholders of docampus GmbH concluded a convertible loan agreement. The details of the convertible loan agreement are as follows. docampus Inc., as lender, pays a loan in the amount of $ 1,500,000 to docampus GmbH on the drawdown date. The drawdown date is 10 days after receipt of funds from a capital raise of minimum $3,700,000 or such other date as the parties agree. docampus GmbH must use all amounts drawn down only for the purpose defined in the convertible loan agreement [covering investments and expenses for its operational business] or for any other purpose approved by docampus Inc. At any time on or after the repayment date, docampus Inc. and/or docampus GmbH may by notice in writing request to convert the loan to shares in docampus GmbH, representing 55% of the issued shares. Within seven days after the date of that notice, docampus GmbH and its shareholders must convert the loan, together with all interest accrued on it, into docampus GmbH shares and the shareholders of docampus GmbH must transfer the shares to docampus Inc. The repayment date is at the earliest 60 months plus one day after receipt of the loan amount. docampus GmbH must pay interest on the loan at the interest rate, accruing and compounding annually and payable on the date of repayment of the loan. The interest rate of the convertible loan agreement paid to docampus Inc. by docampus GmbH is 5.0% per annum. If docampus GmbH does not pay any sum payable as and when due, it must pay interest at the default interest rate (12% per annum) on that unpaid sum from the due date to the date of actual payment. docampus GmbH will repay the loan, together with all interest accrued on it, within five business days after receipt of a written demand from docampus Inc. before the repayment date or after receipt of a conversion notice.

Software Licence Agreement

docampus Inc., as Licensee, and docampus GmbH, as Licensor, will conclude a software licence agreement in the first quarter of 2019. The details of the software licence agreement are as follows. The Licensor agrees to license the software and service package for an unlimited time to the Licensee on the terms of the software licence agreement. The software licence agreement ends in general on the end date; end date is defined as the date when the Licencee is no longer a shareholder in the Licensor. Software is the system and application software including search robots, indexation and thesaurus technologies, allowing for comprehensive listing and reference of continuous medical education (CME) programs, both offline as online. The technology, software and service package offers doctors and other medical staff to find and book CME programs, as well as selected additional services. Presently, the technology is available to medical doctors, dentists, laboratory and pharmacy personnel and selected additional healthcare employees in Germany. The technology will serve the Licensee to develop the identical business model in the U.S. and Canada. The technology consists of proprietry software developments in combination with freeware, integrated into one system and application software tool. Further, operating skills developed by the Licensor shall be part of the licensing package. docampus Inc. may use the software and the know how package solely for the development and operation of a special interest search engine in the medical sector and for professionals in the health care industry, for the territories of the United States of America and Canada. The Licensor will grant to the Licensee, an exclusive and non-transferable licence for the duration of the software licence agreement to use the software and the know how package within the territory agreed (USA / Canada) and on the terms and conditions of the software licence agreement. The Licensee must pay a one time fee in the amount of $ 2 million to the Licensor for the software licence and the know how package, the payment date is 5 days after receipt of invoice.

Upcoming Operational and Administrative Expenditures

The upcoming operational and administrative expenditure by docampus GmbH in 2019 and 2020 in the event that (a) the convertible loan given by docampus Inc. to docampus GmbH amounts to $ 1.5m or $ 0.75m, and (b) the software licence fee amounts to $2m are set forth below.

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Convertible Loan to docampus GmbH	$ 1,500,000	-	$ 750,000	
Software and Know-How Licence Fee paid by docampus Inc.	$ 2,000,000	-	$ 2,000,000	
Total	$ 3,500,000	100%	$ 2,750,000	100%
Product Improvement	$ 150,000	4,3 %	$ 140,000	5,1 %
Marketing	$ 600,000	17,1 %	$ 400,000	14,5 %
Website Redesign	$ 30,000	0,9 %	$ 30,000	1,1 %
Technological Development	$ 100,000	2,8 %	$ 100,000	3,6 %
Operations	$ 170,000	4,9 %	$ 150,000	5,5 %
Staff	$ 1,400,000	40 %	$ 1,300,000	47,3 %
Administration	$ 50,000	1,4 %	$ 30,000	1,1 %
Repayment third Parties	$1.000.000	28,6 %	$ 600.000	21,8 %

8. Strategy

docampus’s long-term objective is to become and further consolidate its position as a leading independent medical education search technology provider worldwide. We intend to establish relevant alliances with other key players to be announced at the appropriate time, to  enhance the opportunities available to us.

We intend to drive the growth of our business by executing on the following strategies:

- Drive new customer acquisition. We believe the market for medical education online search remains largely underpenetrated. As a result there is a vast opportunity to take our core capabilities to many more healthcare practitioners.

- Accelerate international expansion. We believe there is a substantial opportunity for us to increase our international customer base by leveraging and expanding investments in our technology, adaptation of our technology and business model to individual country concerned, direct sales force, and strategic partnerships in our defined target areas.

Our management team is focused on continuous improvement in operating measures and has significant experience in successfully executing large scale and development programs. Management believes that the magnitude and concentration of our position within its core long-term growth areas provides it with the opportunity to capture economies of scale.

Home Market. docampus intends to deepen its presence in our home market USA and in Germany by our portfolio company docampus GmbH and to explore additional new markets.

Acquisitions and Cooperations. docampus also intends to remain alert to potential acquisition (or joint venture) opportunities, or cooperations with potent local partners,  to accelerate one or more elements of the growth strategy outlined above.

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Cooperations. The goal is to form joint venture relationships or cooperations going forward that would develop the technology projects through to the feasibility stage. Each of the potential strategic partners has the capability of funding our expenditures to put the projects into production. Securing a joint venture with a strategic partner is an important step in the ongoing development of docampus Docampus. The discussions are in various stages of advancement and docampus is looking forward to concluding such an arrangement in near terms.

Balanced approach. docampus’s strategy is centred on a balanced approach to investment in growth. This entails both a prudent cash management policy and returns to shareholders. Over the next few years, docampus expects to fund its capital expenditure programme from its proposed cash raises, establish an external finance base and utilize cash flow as required. docampus’s ability to maintain cash flow generation is underpinned by its plans for strategic growth and close control of general and administrative expenses, completion of its technology infrastructure upgrade which at this stage is fundementally completed and corresponding operating expenditure reduction.

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DESCRIPTION OF PROPERTY

We do not own any real estate. We currently utilize administrative office space on a variable basis. We believe that the real property leased by us is suitable and adequate for our operations.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this offering circular. This Management’s Discussion and Analysis and the unaudited financial statements and comparative information have been prepared in accordance with GAAP.

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements. The Board of Directors of docampus Inc. approved on March [...], 2019 to issue 10,500,000 no par value ordinary shares to the shareholders of docampus GmbH, under the obligation to pay $ [..] per issued share and to transfer to docampus Inc. as payment, 45% of the issued shares in the capital of the company DGAEF Deutsche Gesellschaft für Ärztliche Fortbildung mbH. The Company has no source of operating cash flow and operations to date have been funded from the issuance of share capital. The Company’s ability to continue as a going concern is contingent on obtaining additional financing. Whether the Company will be successful with any future financing ventures is uncertain, and this uncertainty casts significant doubt upon the Company’s ability to continue as a going concern. While the Company intends to advance its plans through additional equity financing, there is no assurance that any funds will ultimately be available for operations. We will have additional capital requirements during 2019 and 2021. We do not expect to be able to satisfy our anticipated cash requirements through sales activity, and therefore we will attempt to raise additional capital through the sale of our common stock pursuant to this offering circular once it is qualified by the Securities and Exchange Commission. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Method of Accounting – The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents – For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents. Revenue Recognition – The Company provides consulting and advisory services.

Results of Operations

Docampus Inc.

The first short fiscal year ended October 31, 2018.

Docampus Inc. had $0.0 in revenue for (short) fiscal year ended October 31, 2018. General and administrative expenses were $ 1,700 for fiscal year ended October 31, 2018. Net income for the (short) fiscal year ended October 31, 2018 was negative and amounted to $ -1,700 (net loss).

DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH

DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH had € 0.0 in sales revenues for fiscal year ended December 31, 2018, compared to € 4831 in revenue for fiscal year ended December 31, 2017. The other operating income amounted to € 614,400 (2017: € 14,381). Depreciation and amortisation was € 168,347 compared with € 195,148 in 2017. The other operating expenses decreased from € 388,369 in 2017 to € 169,539 in 2018. Interest and similar expenses were nearly unchanged and amounted to € 231,178 (2017: € 239,491). The net loss for the financial year 2018 was € 34,954 (2017: € 860,491).

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Balance Sheet

Docampus Inc.

The total assets amounted to $ 1,300 as at October 31, 2018. The stockholders´ equity amounted to $ 1,300 as at October 31, 2018.

DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH

Concessions, industrial and similar rights and assets, and licences in such rights and assets amounted to € 293,440 as of December 31, 2018 (December 31, 2017: € 460,633). Other assets decreased from € 193,826 in 2017 to € 125,100. The deficit not covered by equity was € 4,475,892 as of December 31, 2018 compared with € 4,440,938 at the end of 2017. Total assets amounted to € 4,908,450 (2017: € 5,118,890). The stockholders ´ equity was € 0.0 as of December 31, 2018 (December 31, 2017: € 0.0). Other liabilities increased to € 4,664,022 in 2018 compared with € 4,150,892 in 2017.

Cash Flow

Docampus Inc.

During fiscal year ended October 31, 2018, we had net cash provided by operating activities of $ (1,700). Net cash used by investing activities was $ 0.00. Net cash used by financing activities was $ 3,000 for short financial year ended October 31, 2018.

DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH

During fiscal year ended December 31, 2018, we had net cash provided by operating activities of € -12,619 compared with € 7,660 in 2017, mainly driven by a decrease in liabilities (2018: € -179,251; 2017: € 771,845). Interest paid or received was € -231,178 in 2018 compared with € -239,491 in 2017. Net cash used by investing activities was € 0.00 (2017: € -1,599). Net cash used by financing activities was € 0.0 in 2018 and 2017. Net Increase (Decrease) in Cash amounted to € -12,619 in 2018 and € 6,061 in 2017.

Plan of Operations

Over the next 24 months, the Company and our portfolio company docampus GmbH intend to focus on the recurrent adaptation and extension of the product features in order to take into account the trend for e-learning, strong marketing steps to improve presence in the USA, Germany and measures to support the French market launch, and the (re-)design and development of the essential important mobile offer.

Trend Information

Our industry in the U.S.

Each year, accredited providers within the Accreditation Council for Continuing Medical Education System submit data describing their continuing medical education (CME) activities and overall CME programs. The ACCME aggregates this information to give a view of the year as well as long-range trends. The ACCME directly accredits providers that offer CME primarily to national or international audiences of physicians and other healthcare professionals. The ACCME also recognizes state and territory medical societies as accreditors for providers that offer CME primarily to learners from their state or contiguous states. All accredited providers within the ACCME accreditation system are held to the same high standards and are required to report information about their programs that the ACCME collects and analyzes in order to produce annual report data.

The ACCME 2017 Data Report shows that clinicians and teams have more opportunities to engage in continuing medical education (CME) than ever before. These activities range from bedside learning to simulation to digital courses, available in every region of the country to clinicians where they live, work, and practice.

Approximately 1,800 accredited CME providers offered in 2017 close to 163,000 educational activities. This education comprised more than 1 million hours of instruction and included 28 million interactions with healthcare professionals. Since 2016, the number of educational events have increased 3%, hours of instruction increased by 4%, and interactions with clinicians grew 4%.

The data represents the highest numbers accredited providers have reported to ACCME during the past 10 years: the number of activities, hours of instruction, and interactions have increased, despite some consolidation among CME providers. Over the past decade, the number of interactions with physician learners has grown 37% and the number of interactions with other learners (nonphysician healthcare professionals such as nurses, physician assistants, and pharmacists) increased nearly 90%.

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The report shows that 98% of CME activities are designed for changes in competence (teaching healthcare professionals strategies for translating new knowledge into action); 59% are designed to change performance (improving what healthcare professionals actually do in practice); and 31% are designed to change patient outcomes.

Accredited providers reported close to $2.7 billion in investment in education from a variety of sources in 2017, an increase of 6% from 2016. The majority of income (54%) came from participant registration fees. Commercial support accounted for 28%, advertising and exhibits for 16%, and private donations and government grants 1% each. The vast majority of CME activities (90%) did not receive commercial support, accounting for 81% of learner interactions.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth certain information regarding our directors and executive officers as of March 31, 2019. There are no arrangements or understandings between any person listed in the table below and any other person pursuant to which he or she was selected to his or her position.

As of March 31, 2019, docampus and the portfolio company docampus GmbH employed, in addition to the Board Member(s) of docampus Inc., a total of six employees.

Name	Position	Age	Start of Term of Office	Approximate hours per week for part-time employees
Philipp Bruns	Director, President, CEO docampus Inc.	43	October 2018	variable

Familial Relationships: None.

Business Experience of Directors, Executive Officers and Key Personnel

Philipp Bruns (43)

Philipp Bruns (business economist and lawyer) has been Chief Executive Officer and President since October  2018. Before joining docampus Inc., Philipp held a wide range of management roles at European banks (e.g. Unicredit Bank in London). He is a corporate finance lawyer. He has over ten years of experience representing clients in merger and acquisition transactions, bank and other institutional financings, public and private securities offerings, corporate governance matters, securities compliance, reporting and disclosure matters, the formation and structuring of corporations, partnerships, joint ventures and limited liability companies, leveraged buyouts, tender offers and private equity and venture capital investments. Relevant experience includes the laws of the United States, common law systems (for example Hong Kong, Singapore and Ireland), civil law systems (for example, Germany, Switzerland, Italy, the Netherlands and France), certain of the Gulf States and off-shore jurisdictions (for example, the Channel Islands, Bermuda, Cyprus and the Cayman Islands). In the last three years, he accompanied about 35 Stock Exchange listings in the U.S. and Europe. Philipp has worked as an Investor Relations Manager for European listed companies and has a great deal of experience and know-how in corporate communications, including PR, IR and internal communications. Philipp qualified as a solicitor in 2004. He graduated in economics and law.

Involvement in Certain Legal Proceedings.

Personal Bankruptcies

No director or executive officer of the Company within the past ten years, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Bankruptcies

No director or executive officer of the Company, within the five years prior to the date of this Offering Circular, has been an executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

docampus GmbH Directors, Executive Officers and Key Personnel

The table below sets forth certain information regarding the directors and executive officers of docampus GmbH as of March 31, 2019.

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Name	Position	Age	Start of Term of Office	Approximate hours per week for part-time employees
Joachim Kreibich	Managing Director	52	2013	variable
Dr. Philipp Busch	Non Executive Board Member	55	2013	variable
Dr. Thomas Kuhmann	Non Executive Board Member	66	2013	variable

Joachim Kreibich (52) - Managing Director docampus GmbH

Joachim is a senior manager with experience in technology, finance and business affairs with a focus on the internet business. His expertise is based on many years of operational experience in different international director positions - he is a senior executive with over 20 years in leading positions at internet and media companies and member of boards. He started his career as CEO in the German Joint Venture infoseek (Walt Disney Internet Group, Axel Springer, T-Online, Holtzbrinck) followed by his position as CEO for Seekport, a search engine for five european countries. Before this Joachim worked in various positions within the electronic online publishing business (Handelsblatt Group, Telekom Online, Gruner + Jahr). Over the years Joachim has developed a vast network of personal business contacts within the online industry, he offers to the Company this network of important contacts which will assist the international expansion of docampus. He is Managing Director of Deutsche Gesellschaft für ärztliche Fortbildung mbH (docampus GmbH). He is responsible for development of the strategy, marketing, the company's online presence and sales of the services of docampus.  Joachim studied economics at the University of Cologne.

Dr. Philipp Busch (55) - Non Executive Board Member docampus GmbH

Dr. Busch is an experienced entrepeneur and supports docampus with extensive knowledge on business matters. He has broad investing, transactional and operating experience in private and public growth companies with a focus on consumer goods, retail, services, media and internet. He has focused on a variety of strategy, corporate-development, organization, marketing and sales, and pricing issues. Dr. Busch was Chief Executive Officer of Manager Magazin, one of the most important business magazines in Germany, and CEO and Publishing Director of Gruner + Jahr (European print and online publishing company). Earlier positions in his career included jobs as consultant for Boston Consulting Docampus and Otto Docampus in the fields of strategy, business development, market distribution strategies, market implementation and digitization of business models. Dr. Busch is Non Executive Board Member of the German subsidiary, he is responsible for strategy. Dr. Busch graduated in Business Administration and Human Geography.

Dr. Thomas Kuhmann (66) - Non Executive Board Member docampus GmbH

Dr. Kuhmann is a successful manager and entrepreneur in medium-sized enterprises and venture capital with nearly 35 years in leading positions and member of boards. He can look back on many years of experience in plant construction, trade, electrical engineering, mechanical engineering, traffic engineering and various service sectors. He has developed extensive experience in large-scale transformation and strategy work, often in connection with mergers and acquisitions. He also has considerable M&A experience in due diligence, strategy-led transformations, and M&A support. Dr. Kuhmann is the founder and Managing Director of Lehel Partners Corporate Finance; Lehel Partners is an owner-managed, small and medium-sized business- orientated corporate-finance house arranging corporate transactions and financing projects. In his work with clients, he has consulted on a wide array of issues, such as growth, profit enhancement, transformation, digitization, and organization redesign. Dr. Kuhmann is Non Executive Board Member of the German subsidiary. Dr. Kuhmann graduated in law.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors of the Company during our last completed fiscal year ended October 31, 2018.

Name	Capacities in which compensation was received (e.g., Chief Executive officer, director, etc.)	Cash Compensation ($)	Other Compensation ($)
Philipp Bruns	CEO docampus Inc.	1,700	0.00

In the last completed fiscal year, the total compensation paid to our Director / CEO, for his service as director and CEO, was $1,700. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

As of March 31, 2019, we had 10,500,000 shares of common stock (ordinary shares) outstanding. The following table sets forth information as of March 31, 2019 regarding the beneficial ownership of our common stock by:

(1)     all executive officers and directors as a docampus, and individually naming each director or executive officer who beneficially owns more than 10% of any class of our voting securities; and
(2)     any other security holder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

Information on beneficial ownership of securities is based upon a record list of our security holders and we have determined beneficial ownership in accordance with the rules of the SEC.

We believe, based on the information furnished to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class -rounded figures
Common Stock	TKV GmbH; Uhlandstr. 3, 80336 Munich Germany	10,000,200 Direct	-	95.24%
Common Stock	Dr. Thomas Kuhmann; Uhlandstr. 3, 80336 Munich Germany	10,000,200 Indirect	-	95.24%

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

No transactions during the last two completed fiscal years and the current fiscal year to which the Company was or is to be a participant and the amount involved exceeds $ 50,000 and in which

-any director or executive officer of the Company,
-any nominee for election as a director,
-any securityholder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934,
-any promoter of the Company, or
-any immediate family member of the above persons,

had or is to have a direct or indirect material interest, were agreed or concluded, except the below described transaction. An immediate family member of a person means such person´s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing such person´s household.

On [DATE], docampus Inc., docampus GmbH and the shareholders of docampus GmbH concluded a convertible loan agreement. The details of the convertible loan agreement are as follows. docampus Inc., as lender, pays a loan in the amount of $ 1,500,000 to docampus GmbH on the drawdown date. The drawdown date is 10 days after receipt of funds from a capital raise of minimum $3,700,000 or such other date as the parties agree. docampus GmbH must use all amounts drawn down only for the purpose defined in the convertible loan agreement [covering investments and expenses for its operational business] or for any other purpose approved by docampus Inc. At any time on or after the repayment date, docampus Inc. and/or docampus GmbH may by notice in writing request to convert the loan to shares in docampus GmbH, representing 55% of the issued shares. Within seven days after the date of that notice, docampus GmbH and its shareholders must convert the loan, together with all interest accrued on it, into docampus GmbH shares and the shareholders of docampus GmbH must transfer the shares to docampus Inc. The repayment date is at the earliest 60 months plus one day after receipt of the loan amount. docampus GmbH must pay interest on the loan at the interest rate, accruing and compounding annually and payable on the date of repayment of the loan. The interest rate of the convertible loan agreement paid to docampus Inc. by docampus GmbH is 5.0% per annum. If docampus GmbH does not pay any sum payable as and when due, it must pay interest at the default interest rate (12% per annum) on that unpaid sum from the due date to the date of actual payment. docampus GmbH will repay the loan, together with all interest accrued on it, within five business days after receipt of a written demand from docampus Inc. before the repayment date or after receipt of a conversion notice.

SECURITIES BEING OFFERED

We are offering 5,000,000 Shares of our common stock at a purchase price of $1.00 per Share, for maximum proceeds to us of approximately $ 5,000,000. Our authorized capital stock consists of 30,000,000 no par value shares of common stock (ordinary shares). As of March 31, 2019, we had 10,500,000 shares of common stock outstanding.

The following summary of the rights of our capital stock as provided in our articles of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights. There are no sinking fund provisions applicable to our stock, and no shareholder has no liability for further calls or assessment by the Company. None of our shares of capital stock has any conversion rights. There are no restrictions on the alienability of our common stock, other than pursuant to federal and state securities laws.

____________________

Our articles of incorporation, as amended, do not include any provisions discriminating against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities of the Company, and no rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future to holders of our common stock. Any future determination to declare dividends for our common stock will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock on the OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart. We can provide no assurance that our shares of Common Stock will be quoted on the OTCQB or, if quoted, that a public market will materialize.

Our intended transfer agent will be VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

____________________

INDEX TO FINANCIAL STATEMENTS

Financial Statement:	Page
DOCAMPUS INC.
-Balance Sheet as at October 31, 2018 (unaudited)	B
-Statement of Operations and Statement of Stockholders’ Equity for the Years Ended October 31, 2018 (unaudited)	C
-Statement of Cash Flows for the Year Ended October 31, 2018 (unaudited)	D
-Notes to Years Ended October 31, 2018 Unaudited Financial Statements	E
DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH
-Balance Sheets as at December 31, 2018 and December 31, 2017 (unaudited)	G
Income Statements from 01.01.2018 - 31.12.2018 and 01.01.2017 - 31.12.2017 (unaudited)	H
-Statement of Cash Flows for the Years Ended December 31, 2018 and December 31, 2017 (unaudited)	I
-Notes to Years Ended December 31, 2018 and December 31, 2017 Unaudited Financial Statements	J

____________________

-A-

DOCAMPUS INC.

BALANCE SHEET

Rounded figures	As of October 31, 2018
.	$
ASSETS
Current Assets	00
Cash	1,300
TOTAL CURRENT ASSETS	1,300
Non-Current Assets	00
Other Assets	00
TOTAL NON-CURRENT ASSETS	00
TOTAL ASSETS	1,300
LIABILITIES AND STOCKHOLDERS´ EQUITY
Liabilities	00
TOTAL LIABILITIES	00
Stockholders´ equity	1,300
TOTAL LIABILITIES AND STOCKHOLDERS´ EQUITY	1,300

____________________

-B-

STATEMENT OF INCOME & STOCKHOLDERS´ EQUITY

Rounded figures	Year ended October 31, 2018
.	$
Revenue	00
General and administrative expenses	1,700
NET LOSS	1,700
Stockholders´ equity at beginning of period	3,000
STOCKHOLDERS´ EQUITY AT THE END OF PERIOD	1,300

____________________

-C-

STATEMENT OF CASH FLOWS

Rounded figures	Year ended October 31, 2018
.	$
Cash Flows From Operating Activities
Net Loss	-1,700
Net Cash Used in Operations	-1,700
Cash Flows from Investing Activities
Purchase of other assets	00
Net Cash Provided by Investing Activities	00
Cash Flows from Financing Activities
Sale of Stock	+3,000
Net Cash Provided by Financing Activities	+3,000
Net Increase (Decrease) in Cash	-1,700
Cash, Beginning of Year	3,000
Cash, End of Year	1,300

____________________

-D-

NOTES TO FINANCIAL STATEMENTS
October 31, 2018

NOTE A - NATURE OF OPERATIONS

This summary of significant accounting policies of DOCAMPUS Inc. (Company) is presented to assist in understanding the Company´s financial statements. The financial statements and notes are representations of the Company´s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles (GAAP) and have been consistently applied in the preparation of the financial statements.

Nature of Operations - The Company was incorporated on October 08, 2019 in the state of Oregon. The Company is engaged primarily as a search portal for continuing and advanced medical education (Continuing Medical Education) for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff as well as other businesses that are generally tied to this business.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting - The Company presents its financial statements on the accrual basis of accounting in compliance with GAAP. Revenues are recognized when services are rendered and expenses realized when the obligation is incurred.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all cash accounts which are subject to withdrawal restrictions or penalties, and highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents. The Company measures the fair values of its assets and liabilities using the US GAAP hierarchy. The carrying amounts reported in the balance sheets for cash approximate fair values due to the short-term nature of these financial instruments.

Revenue Recognition - The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The Company will derive its revenues as a search portal for continuing and advanced medical education (Continuing Medical Education) for physicians, dentists, pharmacists, healthcare professionals, and their specialist staff. In the short financial year ended October 31, 2018 the Company had no revenues.

Income Taxes - The Company accounts for income taxes under ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at October 31, 2018.

____________________

-E-

NOTE C - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Currently, the Company has no operating history and has not generated significant revenue. These factors raise substantial doubt about the Company ´ s ability to continue as a going concern. Management believes that the Company ´ s capital requirements will depend on many factors including the success of the Company ´ s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the future. The conditions described above raise substantial doubt about our ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE D - SUBSEQUENT EVENTS

None

____________________

-F-

DGÄF Deutsche Gesellschaft für ärztliche Fortbildung mbH

BALANCE SHEET

Rounded figures	As of December 31, 2018	As of December 31, 2017
.	Euro	Euro
ASSETS
A. Fixed Assets
I.Intangible Assets
Concessions, industrial and similar rights and assets, and licences in such rights and assets	293,440	460,633
II.Tangible Fixed Assets
Other equipment, operating and office equipment	958	2,112
B. Current Assets
I.Receivables and other assets
Other Assets	125,100	193,826
II.Cash-in-hand, central bank balances, bank balances and cheques	8,560	21,179
C. Prepaid Expenses	4,500	202
D. Deficit not covered by equity	4,475,892	4,440,938
TOTAL ASSETS	4,908,450	5,118,890
LIABILITIES AND STOCKHOLDERS´ EQUITY
A. Equity
I.Subscribed capital	386,850	386,850
II. Capital reserves	1,471,870	1,471,870
III. Net accumulated losses	6,334,612	6,299,658
Deficit not covered by equity	4,475,892	4,440,938
EQUITY	00	00
B. Provisions	16,109	16,329
C. Liabilities
Trade payables	228,319	951,668
Other liabilities	4,664,022	4,150,892
TOTAL LIABILITIES	4,892,341	5,102,561
TOTAL LIABILITIES, PROVISIONS AND STOCKHOLDERS´ EQUITY	4,908,450	5,118,890

____________________

-G-

STATEMENT OF INCOME

Rounded figures	Year ended December 31, 2018	Year ended December 31, 2017
.	Euro	Euro
1. Sales	00	4,831
2. Gross Revenue for the period	00	4,831
3. Other operating income	614,400	14,381
4. Cost of materials	00	34
5. Personnel expenses	80,289	56,729
6. Depreciation and amortisation	168,347	195,148
7. Other operating expenses	169,539	388,369
8. Interest and similar expenses	231,178	239,491
9. Result from ordinary activities	-34,954	-860,491
10. Net loss for the financial year	34,954	860,491
11. Accumulated losses brought forward	6,299,658	5,439,167
12. Net accumulated losses	6,334,612	6,299,658
Stockholders´ equity at beginning of period	00	00
STOCKHOLDERS´ EQUITY AT THE END OF PERIOD	00	00

____________________

-H-

STATEMENT OF CASH FLOWS

Rounded figures	Year ended December 31, 2018	Year ended December 31, 2017
.	Euro	Euro
Cash Flows From Operating Activities
EBIT	196,224	-621,000
+/- Depreciation, amortisation and impairment losses	168,347	195,148
+/- Change in provisions	-221	-17,801
+/- Other non-cash transactions	0	0
+/- Increase / decrease in current assets	33,459	-81,039
+/- Increase / decrease in liabilities	-179,251	771,845
+/- Profit / loss from the disposal of assets and property, plant and equipment	0	0
+/- Interest paid / received	-231,178	-239,491
Net Cash Used in Operations	-12,619	7,660
Cash Flows from Investing Activities
Purchase / sale of fixed assets	0	-1,599
Net Cash Provided by Investing Activities	0	-1,599
Cash Flows from Financing Activities
Proceeds from issue of share capital	0	0
Net Cash Provided by Financing Activities	0	0
Net Increase (Decrease) in Cash	-12,619	6,061

____________________

-I-

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

General information about the annual financial statements

The annual financial statements were prepared in accordance with the provisions of §§ 242 ff. German HGB in compliance with the supplementary provisions of micro corporations.

Information identifying the company according to the registry court
Company name according to registry court: DGÄF-Deutsche Gesellschaft für Ärztliche Fortbildung
Registry company address according to registry court: München
Registry entry: Handelsregister
Registry court: Leipzig
Registry court number: 223191

Disclosures on accounting policies

Accounting policies

Purchased intangible assets were recognised at cost; finite-lived intangible assets are amortised. Tangible assets were recognised at cost; finite-lived tangible assets are depreciated. Depreciation and amortisation is charged using the straight line on the basis of the expected useful life of the assets. Movable fixed assets with costs between EUR 150,00 and EUR 410,00 are written off in full immediately. Movable fixed assets with costs up to EUR 150,00 are immediately recognized as expenses.

Deferred income includes expenses before the balance sheet date on the asset side, insofar as they represent expenses for a specific period after this date. On the liability side, revenue is reported before the balance sheet date if it represents income for a certain period after that.

If necessary, the applicable lower value was recognised at the reporting date.

The measurement of receivables and securities reflects all identifiable risks.

Tax provisions contain the taxes attributable to the financial year that have not yet been assessed.

The other provisions were recognised for all further uncertain liabilities. They reflect all identifiable risks.

Liabilities are recognised at their settlement amount.

Balance sheet disclosures

1. Fixed assets

The development of fixed assets in the form of the asset schedule was waived. Depreciation on intangible assets is EUR 167.193,00 ( EUR 194.030,00) on tangible assets EUR 1.154,00 ( EUR 1.118,15).

____________________

-J-

2. Other assets
The other assets include a receivable against the executive director in the amount of EUR 70.582,92 ( EUR 27.832,38) and input tax on invoices from Lehel Partners in the amount of EUR 29.184,00 ( EUR 145.920,00).

3. Equity
The subscribed equity amounts as at 31. Dezember 2018 is EUR 386.850,00 ( EUR 386.850,00) and is fully paid. There is a non-equity defict of EUR 4.475.891,71 ( EUR 4.440.938,08).

4. Liabilitites
Trade payables in the amount of EUR 228.319,47 ( EUR 951.668,68 ) with a remaining term of up to one year. Liabilities to shareholders amount to EUR 4.661.835,20 ( EUR 4.148.407,16 ) with a remaining term of more than one year.

Other disclosures

Executive director § 285 Nr. 10 HGB. The executive director was Mr. Joachim Kreibich.

Disclosures to § 285 Nr. 7 HGB

The average number of employees during the financial year in the company was 2,00 (3,00).

December 31, 2017

General information about the annual financial statements

The annual financial statements were prepared in accordance with the provisions of §§ 242 ff. German HGB in compliance with the supplementary provisions of micro corporations.

Information identifying the company according to the registry court
Company name according to registry court: DGÄF-Deutsche Gesellschaft für Ärztliche Fortbildung
Registry company address according to registry court: München
Registry entry: Handelsregister
Registry court: Leipzig
Registry court number: 223191

Disclosures on accounting policies

Accounting policies

Purchased intangible assets were recognised at cost; finite-lived intangible assets are amortised. Tangible assets were recognised at cost; finite-lived tangible assets are depreciated. Depreciation and amortisation is charged using the straight line on the basis of the expected useful life of the assets. Movable fixed assets with costs between EUR 150,00 and EUR 410,00 are written off in full immediately. Movable fixed assets with costs up to EUR 150,00 are immediately recognized as expenses.

Deferred income includes expenses before the balance sheet date on the asset side, insofar as they represent expenses for a specific period after this date. On the liability side, revenue is reported before the balance sheet date if it represents income for a certain period after that.

If necessary, the applicable lower value was recognised at the reporting date.

The measurement of receivables and securities reflects all identifiable risks.

Tax provisions contain the taxes attributable to the financial year that have not yet been assessed.

The other provisions were recognised for all further uncertain liabilities. They reflect all identifiable risks.

Liabilities are recognised at their settlement amount.

____________________

-K-

Balance sheet disclosures

1. Fixed assets
The development of fixed assets in the form of the asset schedule was waived. Depreciation on intangible assets is EUR 194.030,00 ( EUR 196.471,00) on tangible assets EUR 1.118,15 ( EUR 356,00).

2. Other assets
The other assets include a receivable against the executive director in the amount of EUR 27.832,38 ( EUR 0,00) and input tax on invoices from Lehel Partners in the amount of EUR 145.920,00 ( EUR 116.736,00).

3. Equity
The subscribed equity amounts as at 31. Dezember 2017 is EUR 386.850,00 ( EUR 386.850,00) and is fully paid. There is a non-equity defict of EUR 4.440.938,08 ( EUR 3.580.446,65).

4. Liabilitites
Trade payables in the amount of EUR 951.668,68 ( EUR 771.860,55 ) with a remaining term of up to one year. Liabilities to shareholders amount to EUR 4.148.407,16 ( EUR 3.603.336,63 ) with a remaining term of more than one year.

Other disclosures

Executive director § 285 Nr. 10 HGB The executive director was Mr. Joachim Kreibich.

Disclosures to § 285 Nr. 7 HGB

The average number of employees during the financial year in the company was 3,00 (3,50).

____________________

-L-

INDEX TO EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Incorporation of docampus Inc.
2.2*	Bylaws of docampus Inc.
4.1	(Online) Form of Subscription Agreement
11.1	Consent of McAllister, Davis & Goldstein (New York) (included in Exhibit 12.1)
12.1	Opinion of McAllister, Davis & Goldstein (New York)

* Filed herewith.

____________________

-i-

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Keizer, State of Oregon, on [________________], 2019.

docampus Inc.

By
/s/ Philipp Bruns
Philipp Bruns
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)
/s/ Philipp Bruns
Philipp Bruns

(Title)
Chief Executive Officer
(Date) [MONTH] […], 2019

____________________

-ii-